EXHIBIT 3

TNP	TSAKOS ENERGY NAVIGATION
LISTED
NYSE.	2002 ANNUAL REPORT & ACCOUNTS

                 [GRAPHIC APPEARS HERE]

                   TEN  LTD                     DELIVERING ENERGY AROUND THE GLOBE

[GRAPHIC APPEARS HERE]

PROFILE

COMPANY INCORPORATED IN BERMUDA IN 1993.

MODERN DIVERSIFIED FLEET, SUITABLE FOR TRANSPORTATION

OF CRUDE OIL, REFINED PETROLEUM PRODUCTS AND

OTHER LIQUID CARGOES.

AVERAGE DEADWEIGHT AGE (Year-End 2002):	6.8 YEARS *

* Based on an operating fleet of 22 tankers at year end 2002.

[GRAPHIC APPEARS HERE]

VLCC	1 VESSEL	301,171 DWT	10.8%

SUEZMAX TANKERS	4 VESSELS	657,241 DWT	23.5%

AFRAMAX TANKERS	10 VESSELS	1,020,843 DWT	36.6%

PANAMAX PRODUCT TANKERS	8 VESSELS	539,605 DWT	19.3%

HANDYMAX PRODUCT TANKERS	7 VESSELS	273,855 DWT	9.8%

TOTAL DEADWEIGHT TONNES	30 VESSELS	2,792,715 DWT	100%

For more information visit our website at: www.tenn.gr

DELIVERING ENERGY AROUND THE GLOBE

TABLE OF CONTENTS

Chairman’s Letter

Board of Directors and Officers

Financial Highlights

Ten Growth Charts

Management Review and Analysis

LPG—Petrochemical Gas Tanker Fleet

Newbuilding Program in the Year 2002

The Oil Market

World Tanker Fleet

Vessel Prices

Vessel Earnings

Consolidated Financial Statements

TEN Fleet

New York Stock Exchange, 5 March 2002

[GRAPHIC APPEARS HERE]

Internet: www.tenn.gr

[GRAPHIC APPEARS HERE]

CHAIRMAN’S LETTER

April 30, 2003

Dear Fellow Shareowner:

Tsakos Energy Navigation Limited (TEN) attained several of its long-term objectives in 2002. The most noteworthy were:

•	Continued to operate profitably.

•	Listing of its common shares on the New York Stock Exchange (NYSE).

•	Addition of five new buildings, including an Aframax and four Suezmaxes. The latter are a new class of ship for TEN expanding its market breadth.

•	Formation of an alliance and joint venture, LauriTen, enabling a smooth entry to the liquified petroleum gas (LPG) market.

•	Initiation of a cash dividend program.

2002 in Review

The year 2002 was a major challenge for the tanker industry. The charter market was in a depressed state for the first ten months and experienced only moderate relief in November and December. These conditions spurred accelerated scrappage of older tonnage. Oil demand grew a disappointing 0.5% during 2002, while capacity of the world fleet grew about 1.0% to some 280 million dwt at year-end 2002.

During the first three quarters the industry as a whole operated at virtually breakeven, profit wise. Results in the fourth quarter rebounded and most operators matched the profit results of the fourth quarter of 2001. Within this environment TEN produced acceptable, albeit disappointing profits. Contributing factors to its success were the policy of a balanced chartering strategy and effective cost containment.

Economic Backdrop

The world economy failed to deliver on its promise of accelerated growth. Instead the U.S. economy has achieved only a sluggish pace of expansion with the consumer carrying the full burden. Capital investment and business spending have been notably absent. Europe, unfortunately, has followed a similar pattern and produced even less growth. Japan has yet again postponed its recovery and constrained world growth. Latin America has suffered its well known series of setbacks. The sole bright spot has been the export oriented economies of the Pacific Rim. However, even these have recently come under pressure from the lack of expansion in the U.S. and Japan. The outlook is further clouded by the highly unstable geopolitical climate.

Growth in energy demand is heavily dependent on broad economic expansion. The substandard increase in oil demand for the past two years has mirrored sluggish economic activity, much warmer than normal winters in the northern hemisphere, and aggressive inventory policies. The current expectation is that oil demand will accelerate in 2003 reflecting the much earlier and colder 2002/2003 winter temperatures, the need to replenish unusually low inventories, and the growing significance of the Chinese and Indian markets. Thus, despite slow economic growth, oil demand and shipments should grow by more than 1.5% this year.

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                         1

[GRAPHIC APPEARS HERE]

Tanker Industry

The tanker industry is currently enjoying one of the most robust chartering markets in modern recall. Many and diverse factors have influenced the market. Early and sustained winter temperatures have sharply increased the demand for crude oil and heating oil in the U.S., Northern Europe, China, Korea, and Japan. The sub-normal inventories provided no cushion for the surge in consumption. The serious disruption of production in Venezuela altered trade routes adding significant demand for tanker capacity. Stockpiling in anticipation of war in Iraq increased available production and in-route inventories. The strong charter markets have sharply curtailed scrappage from the accelerated pace of 2002. Nevertheless, the supply of acceptable tonnage has been tight. The tragic sinking of the ERIKA off the French coast in 1999 and the highly damaging sinking of the PRESTIGE off the coast of Spain in late 2002 have dramatically reshaped the definition of acceptable tonnage. The immediate impact has been a widening of the premium for modern and particularly double-hulled tonnage. It is too early to project the specific regulations and market developments that will evolve. However, these events will ultimately accelerate scrappage and increase demand for young modern ships and quality oriented ship management.

The industry’s earning potential is positive. The favorable chartering markets of the first three months are likely to persist beyond the normal seasonal softness of spring. The key drivers should be the need to rebuild oil inventories and the trade route impacts of political events in Venezuela and Nigeria. However, there will be offsets from rising finance costs, very inflated bunker prices, sharply higher insurance rates, and generally rising operating costs boosted by the soft dollar. Overall, the industry should enjoy a welcome rebound from the depressed profits results of 2002.

TEN’s Prospects

TEN’s longer term prospects are bright. The company is in its tenth year of operation having grown from a modest fleet of four vessels with 231,103 dwt to one of 30 vessels in operation or on order with 2.8 million dwt. Much more important than size it represents one of the youngest, most modern fleets serving the oil transportation needs of the world. It has resolved to accelerate the fleet renewal process through sale of its limited number of older vessels.

Within a cyclical framework, tanker capacity should maintain a basic balance with usage growth and scrappage offsetting new building initiatives. Industry consolidation is poised to accelerate driven by regulatory demands, financial limitations, and most importantly quality conscious charterers.

TEN has positioned itself to compete in and capitalize on this most demanding environment. TEN’s young and growing fleet is complemented by the strengths of commercial and technical managers within the Tsakos Group who provide thirty-plus years of experience and strong industry ties. The financial strength of the enterprise is underscored by its business model which has produced consistent and growing profits. The key tenets of the model are a balanced chartering policy with a bias for term employment and risk management. The chartering policy has provided a floor to earnings while enabling the participation in upside potential. Risk management has focused on significant cost factors such as interest rates and reduced volatility through interest rate swaps. In summary, the progress of the past nine years has built the base for the continuing growth of the fleet, profits, and shareholder value.

2                                                                                                                                                                                 T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

Our shareowners’ Annual General Meeting will be held in Athens on Thursday, 29th May 2003. The key proposal will be the election of directors. The nomination committee has identified candidates to complement your diverse and strong Board of Directors and to further strengthen sound corporate governance.

On behalf of the entire Board of Directors I wish to commend our management for its solid performance in the difficult environment of 2002. The Board is particularly pleased with the strong platform from which the company launches into the future. The Board also wishes to thank the owners for their support, counsel, encouragement, and confidence.

Yours sincerely,

/S/    D. JOHN STAVROPOULOS

D. John Stavropoulos

Chairman of the Board

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                         3

[GRAPHIC APPEARS HERE]

BOARD OF DIRECTORS AND OFFICERS

D. JOHN STAVROPOULOS

CHAIRMAN

Executive Vice President and Chief Credit Officer retired in 1990, having served 33 years with The First National Bank of Chicago and its parent, First Chicago Corporation. He chaired the bank’s Credit Strategy Committee, the Country Risk Management Council, and the Economic Council. Professional societies included the Robert Morris Associates (national director), Association of Reserve City Bankers, Financial Analysts Federation. Mr. Stavropoulos was appointed by President George Bush Senior to serve for life on the Presidential Credit Standards Advisory Committee, he was a director of CIPSCO from 1979 to 1992, an instructor of Economics and Finance at Northwestern University from 1962 to 1968 and is a Chartered Financial Analyst. He was elected to the TEN Board and Chairmanship on June 1, 1994. Mr. Stavropoulos is member of the Audit Committee.

MICHAEL G. JOLLIFFE

DEPUTY CHAIRMAN

Deputy Chairman since July 2001 and Director of the Company since September 1993. Mr. Jolliffe is also Vice-Chairman of both Klonatex S.A. and Naoussa Spinning Mills S.A., two companies quoted on the Athens Stock Exchange that together form the third largest integrated textiles company in Europe. Since 1997 he has been a director of Royal Olympic Cruise Lines Inc., the largest cruise ship company in the Eastern Mediterranean and quoted on the NASDAQ market. Mr. Jolliffe is also Chairman of Wigham-Richardson Shipbrokers Ltd, one of the oldest established shipbroking companies in the City of London, and of Shipping Spares Repairs and Supplies Ltd, an Agency Company based in Piraeus, Greece. Additionally Mr. Jolliffe is the President of Eurotrans Hermes Hellas S.A., the Greek agent of the Skoda Group for Trams, Buses and Trains. Mr. Jolliffe is member of the Audit Committee.

TORBEN JANHOLT

DIRECTOR

Torben Janholt has been a member of our board since October 2002. He is President and CEO of J. Lauritzen A/S, a major Danish shipowning and trading company, since 1998. Between 1995 and 1998 he was Chief OTS of the UN World Food Programme, based in Rome. In 1992 he took a position as director and executive consultant with the Armada A/S shipping group. Prior to 1992, Mr. Janholt held various senior positions within the Lauritzen Group; including Managing Director of LauritzenNaval Madrid from 1990-1992, Senior Vice President J. Lauritzen USA Inc. New York from 1982-1989. Mr. Janholt is Vice Chairman of the Danish Shipowners Association.

PETER NICHOLSON

DIRECTOR

Qualified as a Naval Architect and spent his early working life with Camper & Nicholsons Limited, the world-famous yacht builders, becoming Managing Director and later Chairman of the company. In 1972, Camper & Nicholsons was merged with Crest Securities Limited to form Crest Nicholson Plc, and he was a Director of the company until his retirement in 2002. In 1998, he became a non-executive and took on other directorships. These included Lloyds TSB Group Plc (1990-2000): Carisbrooke Shipping Plc, Chairman (1990-1999) and a number of other companies. He was a Director of two insurance broking companies (1972-1991). He has been a director of TEN since its inception and is Chairman of the Audit Committee.

ANGELOS PLAKOPITAS

NOMINATED DIRECTOR

Angelos Plakopitas is the Managing Director of Global Finance SA, since 1991, a financial services company based in Athens, with offices throughout the Balkans, and management of several venture capital funds. Between 1979 and 1990, Mr. Plakopitas was General Manager of Shelman Swiss-Hellenique Wood Products Manufacturers SA, a large industrial and trading company in Greece. From 1970 to 1979 he was Vice President with Citibank N.A. based in Athens and Piraeus, during which time he spent six years as head of the Shipping Department. Mr. Plakopitas started his career with the Hellenic Industrial Development Bank in 1965.

ANTONIO TARAGONI

DIRECTOR

Has been involved in the shipping industry since 1955, initially with Ballestrero, Tuena and Canepa. He spent a year with Galbraith & Pembroke in London. He founded in 1961 and is President of Nolarma Noleggi & Armamento Srl, presently one of the largest Italian ship agents. This company has a long experience of ship management. Mr. Taragoni is also the Founder and President of Nolarma Tankers Srl, a large Italian tanker shipbroking firm. He has been a Council Member of Intertanko from 1973 to 1995 and a Council Member of Porto Petroli SpA of Genoa from 1975 to 1996. Mr. Taragoni has been a director of the Company since inception.

4                                                                                                                                                                                 T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

BOARD OF DIRECTORS AND OFFICERS

NIKOLAS P. TSAKOS

PRESIDENT

President, CEO, and director of TEN since inception. Shareholder of Tsakos Energy Management. Mr. Tsakos has been involved in ship management since 1981 and has seafaring experience of 36 months. He is President of the Hellenic Marine Environment Protection Agency (HELMEPA). Mr. Tsakos is a member of the council of the Independent Tanker Owners Association (INTERTANKO), a Board member in the Union of Greek Shipowners (UGS), a council member in the Board of the Greek Shipping Co-operation Committee (GSCC), and a council member of the American Bureau of Shipping (ABS), of Bureau Veritas (BV), and of the Greek Committee of Det Norske Veritas (DNV). He graduated from Columbia University, New York in 1985 with a degree in Economics and Political Science and obtained a Masters’ Degree in Shipping, Trade and Finance from the City of London University Business School in 1987.

GEORGE V. SAROGLOU

CHIEF OPERATING OFFICER

Chief Operating Officer since May 1996 and director of TEN since July 2001. Mr. Saroglou is a shareholder and director of Pansystems S.A. a leading Greek IT systems integrator where he also worked from 1987 until 1994. From 1995 to 1996 he was employed in the trading department of the Tsakos Group. He graduated from McGill University (Montreal, Canada) in 1987 with a Bachelor Degree in Science (Mathematics).

PAUL DURHAM

FINANCE DIRECTOR

Paul Durham joined the Tsakos Group in 1999 and has served as our finance director and chief accounting officer since June 2000. Mr. Durham is a U.K. Chartered Accountant. Prior to joining Tsakos Energy Navigation, from 1989 through 1998 Mr. Durham was employed with the Latsis Group, a shipping, refinery and banking enterprise, becoming financial director of shipping in 1995. From 1983 to 1989, Mr. Durham was employed by RJR Nabisco Corporation, serving as audit manager for Europe, Asia and Africa until 1986 and then as financial controller of one of their U.K. food divisions. Mr. Durham worked with Ernst & Young (London and Paris) from 1972 to 1979 and Deloitte & Touche (Chicago and Athens) from 1979 to 1983.

PAUL B. LABRINAKOS

CHIEF MARINE OFFICER

Paul B. Labrinakos was appointed Chief Marine Officer of TEN in June 2002 with the responsibility of overseeing newbuilding vessels and monitoring the fleet under management. He has served with the Tsakos Group since 1992, firstly as Technical Manager based in New York and later in Athens as Technical Director, responsible for the technical supervision of a fleet of over 60 vessels. He created the New Projects Department of the Tsakos Group. Earlier in his career he has worked for other major shipping and industrial companies. He has supervised and has been involved in the design and building of over 30 newbuilding vessels. He has seagoing experience on both bulk carriers and tankers. He is a member of several maritime technical committees both in Europe and the USA. He graduated from the Athens National Technical University as a Naval Architect and Marine & Mechanical Engineer. He has completed technical studies also in Germany and in the United States.

EMMANUEL G. PANTELIDES

SECRETARY

Emmanuel G. Pantelides has served as our secretary since September 1993. From 1988 until 1992, Mr. Pantelides was vice president and the senior private banking officer of American Express Bank in Athens. From 1982 until 1988, he was vice president of Chase Manhattan Bank, NA and was manager of institutional, investment and merchant banking responsible for the Eastern Mediterranean Region. He was also manager in charge of the Corporate Banking Department in Athens during the same period. Prior to joining Chase Manhattan Bank, Mr. Pantelides was in the Correspondent Banking Group of Irving Trust Co. holding various positions including country manager for South-East Asia and the subcontinent.

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                         5

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

FINANCIAL HIGHLIGHTS

(Expressed in thousands of U.S. Dollars -except share data)

(In accordance with United States Generally Accepted Accounting Principles)

	2002	2001
NET REVENUE	123,640	118,650

OPERATING INCOME	14,430	37,968

NET INCOME	3,894	24,616

EARNINGS PER SHARE (BASIC)	0.25	2.56

EARNINGS PER SHARE (DILUTED)	0.25	2.54

TOTAL ASSETS	694,545	444,261

TOTAL LIABILITIES	427,101	273,193

STOCKHOLDERS’ EQUITY	267,444	171,068

OUTSTANDING SHARES AT YEAR END	17,022,723	9,628,857

AVERAGE OUTSTANDING SHARES (BASIC)	15,717,065	9,634,323

AVERAGE OUTSTANDING SHARES (DILUTED)	15,854,904	9,705,381

STOCKHOLDERS’ EQUITY PER SHARE OF COMMON STOCK	15.71	17.77

SHARE PRICE (AS OF DECEMBER 31) (SEE NOTE 1 BELOW)	15.46	12.74

NUMBER OF VESSELS AT YEAR END (SEE NOTE 2 BELOW)	22	16

TOTAL DWT	2,225,993	1,429,175

AVERAGE DEADWEIGHT AGE OF VESSELS	6.8	9.3

Note 1:	As quoted on the NYSE with respect to 2002 and as quoted in the Oslo Bors with respect to 2001 and converted to U.S. Dollars at the year end USD/NOK exchange rate.

Note 2:	The number of vessels at the year end includes:

The M/T Olympia, a double hull Aframax tanker of 107,327 dwt. The vessel was sold through a sale and leaseback arrangement in October of 1999 and is time-chartered back from the buyers until October 2007.

The M/T Capella, a double hull product carrier of 32,396 dwt chartered-in for six months since December 2002.

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                         7

[GRAPHIC APPEARS HERE]

TEN GROWTH CHARTS

The 1993-1998, financial data is in accordance with the international Accounting Standards (IAS) while 1999-2002 is in accordance with the US Generally Accepted Accounting Principles (US GAAP)

NET REVENUES (in million US$)	OPERATING INCOME (in million US$)

[GRAPHIC APPEARS HERE]	[GRAPHIC APPEARS HERE]

NET INCOME (in million US$)	FLEET GROWTH (in million dwt)

[GRAPHIC APPEARS HERE]	[GRAPHIC APPEARS HERE]

8                                                                                                                                                                                 T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

TEN GROWTH CHARTS

The 1993-1998, financial data is in accordance with the international Accounting Standards (IAS) while 1999-2002 is in accordance with the US Generally Accepted Accounting Principles (US GAAP)

SHAREHOLDERS’ EQUITY (in million US$)	BOOK VALUE PER SHARE

[GRAPHIC APPEARS HERE]	[GRAPHIC APPEARS HERE]

FLEET UTILIZATION	AVERAGE FLEET AGE

[GRAPHIC APPEARS HERE]	[GRAPHIC APPEARS HERE]

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                         9

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

MANAGEMENT REVIEW AND ANALYSIS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included later in this annual report. This discussion as well as the other sections of this Annual Report includes forward-looking statements that involve risks and uncertainties. We have based the forward-looking statements in this Annual Report on our current expectations and projections about future events, including:

•	general economic and business conditions;

•	global and regional political conditions;

•	availability of and demand for crude oil and petroleum products;

•	demand for crude oil and petroleum product substitutes;

•	actions taken by OPEC and major oil producers and refiners;

•	competition in the marine transportation industry;

•	developments in international trade;

•	international trade sanctions;

•	changes in seaborne and other transportation patterns;

•	our ability to find new charters for our vessels at attractive rates;

•	capital expenditures;

•	meeting our requirements with customers; and

•	tanker supply and demand.

The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “will” and similar expressions are intended to identify such forward-looking statements. Such statements reflect our current views and assumptions and all forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect our future financial results are discussed more fully in our filings with the U.S. Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements.

General

The Company is a holding company formed under the laws of Bermuda in July 1993 under the name Maritime Investment Fund Limited. In June 1996 it changed its name to MIF Limited and in July 2001 changed its name to Tsakos Energy Navigation Limited (“TEN”). The Company is listed on the stock exchanges of Bermuda and Oslo. Since March 5, 2002, following a public offering of its common shares, it is also listed on the New York Stock Exchange under the symbol TNP.

TEN is the sole owner of a number of ship owning companies listed in note 1 of the attached financial statements. Apart from certain subsidiaries with discontinued operations, twenty of the remaining companies each own one tanker. Two further companies each charter in a vessel for re-chartering out to clients.

The primary business of TEN therefore, is to own or charter, through its subsidiaries, carriers of crude oil and petroleum products, which it charters to leading oil companies or refineries or other major chartering enterprises

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       11

[GRAPHIC APPEARS HERE]

under long, medium and short-term charters. The charter rates obtained are determined in a highly competitive world tanker charter market that has historically exhibited both cyclical and seasonal variations.

The commercial management of these vessels is undertaken through management agreements by a separate company, Tsakos Energy Management S.A. that, in turn, has management agreements with Tsakos Shipping and Trading S.A., a leading ship management company, for the technical management of the Company’s vessels.

Results from Operations

The financial statements of the Company for the years 2001 and 2002 have been prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP).

The softening of the freight market, which started mid-way through 2001 continued into 2002. By mid-2002, the freight market was severely depressed, exacerbated by OPEC cutbacks in production, so that third quarter results for nearly all shipping companies were the worst reported since 1999. Only in the last two months of the year did rates begin to see a significant improvement brought on by winter demand, low inventories, crises in Venezuela and the Middle East, and the Prestige event. These factors have helped to keep the market exceptionally buoyant well into 2003.

The TEN fleet achieved record net revenue of $123.6 million, up 4.2% from $118.7 million in 2001. Operating income decreased from $38.0 million in 2001 to $14.4 million in 2002, a 62.0% decrease. However, this was after taking account of an impairment of $10.8 million on the value of two single-skin vessels. Income before depreciation and impairment loss was $39.1 million compared to $45.9 million for 2001, and diluted income per share before depreciation and impairment loss was $2.47 compared to $4.73 in 2001.

Net income was $3.9 million, compared to $24.6 million, an 84.2% decrease. Diluted income per share decreased from $2.54 in 2001, based on average shares outstanding of 9.71 million shares to $0.25 in 2002, based on average 15.85 million shares outstanding. These results reflect the dramatic downturn in market rates starting in 2001 and carrying well into 2002. Fortunately, U.S. interest rates fell sharply in an effort to buffer the economy providing a welcome reduction in financing costs.

However, there are several other factors, which contributed to TEN sustaining respectable results. These include the securing of favorable term employment rates during the peak period of 2000-1. Secondly, was the ability of the technical managers of the Company’s vessels to hold running costs to competitive levels.

Financial Analysis

During the year 2002, TEN took delivery of five new vessels and chartered in a further vessel. There were no disposals. As most of the new vessels were acquired in the latter part of the year, in terms of operating vessels available, this is equivalent to an annual average increase of two vessels over the sixteen that were operating throughout 2001. However, the fleet had 93.8% employment compared to 98.6% in the previous year, so that total days employed were equivalent to a little over one extra vessel in the year. The primary reason for the reduced productivity was the increased dry-docking activity, which involved six vessels during the course of the year. Certain of these vessels had been scheduled for dry-dock in 2003, but the timing was brought forward to take advantage of the soft freight market.

Net revenue (revenue less commissions) rose 4.2% from $118.7 million to $123.6 million. Revenue on a time charter basis (revenue less voyage expenses) decreased to $97.2 million from $103.6 million, a 6.2% fall, as daily TCE (time charter equivalent) rates fell from an average per vessel from $19,002 in 2001 to $16,676 in 2002.

12                                                                                                                                                                              T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

Voyage expenses were $32.8 million during 2002 compared to $21.4 million in 2001, an increase of 53.2% mainly due to two extra vessels on average being on spot charter in 2002. Total operating days on spot charter and contract of affreightment, under which contracts the owner bears voyage expenses, rose from 1,731 days in 2001 to 2,516 days in 2002, a 45% increase. The year 2002 also saw another significant increase in bunker costs. Vessel operating expenses were $32.3 million during 2002 as compared to $28.7 million in 2001, an increase of 12.7%, primarily as a result of the two extra vessels and higher insurance rates compared to a year earlier. The rising Euro has also had a small impact on costs.

Depreciation was $24.4 million during the year 2002 and $21.3 million in 2001, an increase of 15.0% due to the addition on average for the year of two new vessels. Amortization of deferred charges decreased from $5.1 million in 2001 to $4.3 million in 2002, a decrease of 15.7%. Excluding an adjustment in 2001, the normal annual amortization actually rose slightly taking account the significant increase in dry dockings in 2001 and 2002. In the light of the Prestige incident, it was estimated that the fair market values of the older single-skin vessels, the M/T Panos G. and the M/T Liberty, were now substantially less than their carrying values as recorded in the books. As a consequence, their values were written down, incurring an impairment loss of $10.8 million.

There were no further charges for the fair value of granted stock options, which amounted to $0.3 million in 2001. Under the stock option plan, options over 450,000 shares were issued to directors and officers of the Company and the officers and employees of Tsakos Energy Management and Tsakos Shipping and Trading. All stock options were fully vested and exercisable by August 2001. No options had been exercised by March 31, 2003. General and administrative expenses increased from $0.8 million in 2001 to $1.3 million in 2002.

As a result of the above, income from vessel operations fell from $38.0 million during 2001 to $14.4 million for 2002, a 62.0% decrease.

Net interest expense was $11.4 million during 2002 compared to $14.5 million during 2001, representing a 21.7% decrease, partly as a result of reduced interest rates and the capitalization of interest relating to our new buildings. Two interest rate swaps entered into in March 2001 were terminated in June 2001 resulting in a gain of $1.0 million. There were no such gains in 2002.

In July 2001, the Company entered into two new interest rate swap agreements for a period of two years and two interest rate swap agreements for a period of three years, for notional amounts of $15 million, $30 million, $80 million and $20 million, respectively, again for non-hedging purposes. Under these agreements, the Company pays fixed interest rate of 4.39%, 4.38%, 4.82% and 4.83%, respectively and receives interest at LIBOR. The fair value of these swap agreements as of December 31, 2002 was a negative $7.2 million which is reflected as a liability of which $3.8 million was charged in 2002 and $3.4 million in 2001. It is the intention of the Company to retain these swap arrangements to the end of their terms. Therefore, as they approach the end of their terms, the charges will be reversed. Such a reversal will occur earlier if long-term interest rates increase.

Net income, as a result of the foregoing, decreased from $24.6 million in 2001 to $3.9 million in 2002, an 84.2% decrease. Excluding the impairment loss, net income for 2002 was $14.7 million, representing a 40.4% decrease from 2001.

Liquidity and Capital Resources

Cash and cash equivalents increased from $33.3 million at December 31, 2001 to $39.7 million at December 31, 2002, a net increase of $6.4 million.

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       13

[GRAPHIC APPEARS HERE]

Net cash provided by operating activities was $32.8 million in 2002 compared to $43.5 million in 2001, a 24.6% decrease, primarily due to lower charter rates achieved in a softening market, especially in the middle part of the year.

An amount of $8.3 million was spent on survey repairs and dry dockings, mainly relating to the M/T Panos G. and M/T Toula Z., which underwent special surveys and the M/T Bregen, which completed an intermediate survey. In accordance with the Company’s accounting policies, costs incurred on dry-docking and special surveys are amortized over the period until the next special survey (required every five years). This amortization is included as part of the normal costs incurred in connection with the operation of the vessel.

Current assets increased from $48.1 million at December 31, 2001 to $75.7 million at December 31, 2002 mainly due to the increased cash balances, trade and other receivables and advances. Current liabilities increased from $44.7 million to $66.2 million at December 31, 2002 mainly due to increases in the fair market valuation of the existing interest rate financial instruments, the current portion of the long term debt and trade accounts payable and accrued liabilities. Net current assets were $9.6 million compared to $3.4 million as December 31, 2001.

Insurance claims increased from $2.6 million at December 31, 2001 to $3.3 million at December 31, 2002, mainly due to new claims relating to damages on three vessels offset by the receipt of $0.9 million relating to the M/T Vergina II, which suffered damage in 2000.

Net cash used in investing activities was $257.0 million in 2002 and $19.1 million in 2001. The increase was due to payments amounting to $210.9 million relating to the deliveries of the new Aframax Opal Queen, and the four new Suezmaxes. This amount includes $2.3 million for the upgrading of the M/T Bregen which had its tanks coated. A further $39.8 million was paid as construction installments and pre-delivery expenses on the vessels to be delivered in 2003 and 2004.

In October 2002, the Company entered into a joint-venture, named LauriTen Ltd. on an equal basis with Lauritzen A/S of Denmark. The joint-venture owns four small LPG carriers which are bare-boat chartered back to Lauritzen A/S for one year. The total investment in the Company in 2002 was $10.6 million, of which $7.1 million was in cash and related expenses, $3.3 million was in common shares, and $0.2 million was TEN’s share of the joint-venture’s net income in 2002.

Net cash derived from financing activities was $230.6 million in 2002 compared to a net usage of $20.8 million in 2001. Proceeds for new bank loans amounted to $185.4 million. Loan repayments of the existing two secured revolving credit facilities advanced by a syndicate of banking institutions amounted to $43.9 million. One facility, which relates to the financing of 15 vessels of the fleet, had an outstanding balance of $174.4 million as of December 31, 2002, repayable in a further eight semi-annual installments of amounts ranging from $10.0 million to $12.9 million, plus a final payment of $83.3 million in December 2006. The other facility, which relates to the financing of one of the Company’s vessels, the M/T Millennium, had an outstanding balance of $48.1 million, repayable in a further eight semi-annual installments ranging from $1.6 million to $2.0 million, plus two payments totaling $33.8 million in December 2006. The loans are secured by first preferred mortgages and bear interest at LIBOR plus a margin, which varies according to the leverage ratio and the ratio of collateral value to the outstanding loan.

During the course of the year, for the financing of the M/T Opal Queen, the Company obtained a 12-year bank loan from a major Greek bank for $30.5 million repayable in semi-annual installments of $0.9 million with a balloon payment of $9.5 million payable in 2014. The first repayment has been paid within 2002. A further loan or $32.2 million was arranged with a renowned British bank for the financing of the M/T Silia T. The loan is repayable in semi-annual installments of $0.9 million over ten years starting in 2003, with a balloon payment of $14.3 million due in 2012.

14                                                                                                                                                                              T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

Another $101.6 million loan was obtained from a syndicate managed by a major German shipping bank, relating to the deliveries of the Suezmaxes, M/T Decathlon, M/T Pentathlon and M/T Triathlon. The fourth part of this overall loan, amounting to $27.4 million was received in January 2003 relating to the M/T Marathon. The loan will be repaid in semi-annual installments of $3.9 million starting in July 2003, with a balloon payment of $50.8 million payable in 2013.

Financing has also been arranged for the two Panamaxes delivered in January 2003 (M/T Maya) and March 2003 (M/T Inca). The loan totals $55 million. A further loan of $25.6 million has been agreed for the Aframax M/T Parthenon, to be delivered in August 2003. All the financing for the newbuildings has been arranged at very competitive terms with leading European banking institutions. Given the low LIBOR rates available, all-in interest charges are currently between 2.5 to 2.9%. In anticipation of possible interest rate increases, a new interest rate swap was arranged in December 2002 to provide hedging cover for a notional amount of $50 million. The arrangement meets US GAAP hedging criteria. Further hedging arrangements are being pursued.

The gross proceeds from the sale of 6,350,000 common shares in the public offering on the New York Stock Exchange on March 5, 2002, together with the 1,000,000 common shares sold concurrently to Sea Consolidation S.A., amounted to $110.2 million, and net proceeds were $100.4 million

The Company had entered into programs to repurchase a limited number of shares with the primary aim of enhancing share liquidity. The transactions were open market based through the New York Stock Exchange with a maximum price set by the Board of Directors. In 2002 some 172,800 shares were purchased at a cost of $2.0 million. In the first quarter 2003 a further 30,000 shares were purchased at a cost of $0.4 million. There have been no further purchases since then.

In October 2002, the Company paid its first cash dividend of 50 cents per share, relating to the year 2002. The total amount paid was $8.5 million. In February 2003, a final cash dividend of 20 cents per share was declared for the year 2002 to be paid on April 30, 2003.

In total the Company will acquire another six vessels in 2003 and two in 2004 according to existing plans. The total expenditure on these vessels (including estimated pre-delivery and supervision costs, but excluding capitalized interest) will be approximately $190.0 million in 2003 and $46.0 million in 2004.

Fleet Development

There were no disposals of vessels in 2002. The Company operated the same 16 vessels as during 2001 and added five new vessels plus a chartered-in vessel. The weighted average deadweight age of the fleet fell from 9.3 years to 6.8 years as at December 31, 2002 in comparison to 12.4 years for the average world tanker fleet.

The fleet at the end of 2002, as described in more detail in the table below, consisted of one VLCC, four Suezmaxes, eight Aframaxes, four Panamaxes and five Handymaxes. All vessels are owned by subsidiaries of TEN with the exception of M/T Capella, a Handymax product carrier chartered-in for an initial period of six months to cover the product carriers M/T Pella and M/T Dion while they undergo dry-docks and M/T Olympia, which was acquired in March 1999 and sold in October 1999 and time chartered back from the owners for an initial period of approximately eight years. The net gain on the sale of the M/T Olympia was $2.7 million. As the owner has an option to require the Company at any time up to June 2009 to buy the vessel for $15 million, this constitutes a residual value. Accounting rules, therefore, dictate that the gain on the sale of the vessel should be deferred until the owner’s option is exercised or the charter ends without the exercise of the option.

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       15

[GRAPHIC APPEARS HERE]

At year-end the Company’s fleet (including M/T Olympia and M/T Capella, which were chartered-in) comprised of:

Name	Built-DWT-Design	Date Acquired or Chartered-in

M/T Millennium	1998—301,171 dwt—VLCC Double Bottom/Double Side	22/09/1998

M/T Silia T.	2002—164,286 dwt—Suezmax Crude Carrier Double Bottom/Double Side	29/06/2002

M/T Decathlon	2002—164,274 dwt—Suezmax Crude Carrier Double Bottom/Double Side	19/08/2002

M/T Pentathlon	2002—164,236 dwt—Suezmax Crude Carrier Double Bottom/Double Side	10/10/2002

M/T Triathlon	2002—164,445 dwt—Suezmax Crude Carrier Double Bottom/Double Side	02/12/2002

M/T Opal Queen	2001—107, 181 dwt—Aframax Crude Carrier Double Bottom/Double Side	15/03/2002

M/T Olympia	1999—107, 181 dwt—Aframax Crude Carrier Double Bottom/Double Side	25/03/1999

M/T Maria Tsakos	1998—107, 181 dwt—Aframax Crude Carrier Double Bottom/Double Side	14/07/1998

M/T Athens 2004	1998—107, 181 dwt—Aframax Crude Carrier Double Bottom/Double Side	12/03/1998

M/T Toula Z.	1997—107,222 dwt—Aframax Crude Carrier Double Bottom/Double Side	27/06/1997

M/T Vergina II	1991—96,709 dwt—Aframax Crude Carrier	24/12/1996

M/T Tamyra	1983—86,843 dwt—Aframax Crude Carrier	01/10/1993

M/T Panos G.	1981—86,983 dwt—Aframax Crude Carrier	23/12/1996

M/T Victory III	1990—68,160 dwt—Panamax Product Carrier Double Bottom/Double Side	31/12/1996

M/T Hesnes	1990—68,157 dwt—Panamax Product Carrier Double Bottom/Double Side	22/04/1996

M/T Bregen	1989—68,157 dwt—Panamax Product Carrier Double Bottom/Double Side	22/12/1995

M/T Liberty	1981—61,375 dwt—Panamax Product Carrier	23/12/1996

M/T Capella	1996—32,396 dwt—Handymax Product Carrier Double Bottom/Double Side	08/12/2002

M/T Libra	1988—41,161 dwt—Handymax Product Carrier Single Bottom/Double Side	20/12/1994

M/T Crux	1987—41,161 dwt—Handymax Product Carrier Single Bottom/Double Side	04/08/1995

M/T Pella	1985—40,231 dwt—Handymax Product Carrier Double Bottom/Single Side	16/11/1993

M/T Dion	1984—40,302 dwt—Handymax Product Carrier Double Bottom/Single Side	14/10/1993

16                                                                                                                                                                              T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

Of the twenty-two vessels owned or operated by TEN, fourteen have double bottom/double side, two have double side/single bottom and two have double/single side. This leaves four vessels that are single hull vessels, representing 18% of the fleet. At the end of 2002, approximately 55% of the world fleet of tankers was single hull.

Three of the older vessels may continue trading for another three to four years under existing IMO rules. If a favorable opportunity arises during those years the Company may sell one or more of these vessels, even if overall market conditions at the time of divestment are soft and the price obtained for the vessels is lower than the carrying value.

The market value of the fleet as at the end of 2002 (but excluding the M/T Olympia and M/T Capella) was $518 million according to valuations received.

The Erika incident of 1999 proved to be a further catalyst in the improvement of safety criteria for tankers, both in terms of technological quality of the tanker and operations and professional management of the vessel. The Prestige incident in 2002, has given yet further impetus to these matters. Certain measures currently being proposed by certain nations regarding single-skin vessels, however, unduly affect those operators that comply fully with all standards of safety and operation.

TEN’s strategy had already taken full account of the need to operate modern tankers in an efficient and cost effective manner. The newbuilding program, started in 1997 with the acquisition of the double-hulled Aframax Toula Z (107,222 dwt), is designed to ensure that aim. Since then the Company has acquired the sister vessels M/T Athens 2004, M/T Maria Tsakos and M/T Olympia. A further sister vessel was acquired in March 2002, when the Company took delivery of the double-hulled Aframax M/T Opal Queen, dwt 107,181, built by Imabari in 2001.

Also delivered within 2002 were four double-hull Korean built Suezmaxes, dwt 164,000, ordered from Hyundai’s Samho yard. The first, M/T Silia T, was delivered in late June 2002. The M/T Decathlon followed in August, and M/T Pentathlon and M/T Triathlon in October and December respectively.

Within 2003, the Company plans to take delivery of four new Panamaxes of 68,467 dwt, again from the Imabari yard. These tankers are designed to the latest technology and are the largest tankers capable of passing through the Panama Canal. The first of these vessels, M/T Maya, was delivered in January 2003 and the second, M/T Inca, in March 2003. The third, M/T Aztec, is expected to be delivered in May and the final, M/T Andes, in August 2003. Two further Aframaxes are scheduled to be delivered in 2003 from Imabari. The first, M/T Marathon, was delivered in January, and the M/T Parthenon, is expected to be delivered in August 2003. These two deliveries will bring the total number of modern sister Aframaxes built by Imabari in the fleet to seven.

Assuming no other additions or disposals within 2003, apart from the release of the chartered-in vessel M/T Capella, the fleet at the end of 2003 is expected to consist of 27 vessels with a total tonnage of 2.7 million dwt and with an average age of 6.8 years.

In November 2002, the Company also signed for the delivery of a 37,000 dwt Product Carrier to be delivered from the MIPO yard of Hyundai, South Korea, in June 2004. A second vessel was contracted for in March 2003 for delivery in December 2004 and it has been agreed in principle that a third such vessel will be contracted for in May 2003.

The Company has invested only in newbuilding tonnage since 1997. In total nineteen vessels have been or are being built tailor-made to the requirements of the oil majors. Eight vessels have been or are being built in South Korea and eleven in Japan. During these six years over $750 million in shipyard contracts have been signed, building a fleet that meets the highest regulatory and commercial requirements of the Company’s clients.

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       17

[GRAPHIC APPEARS HERE]

With a diversified modern fleet, management believes the Company is better able to service the needs of its customers in the transportation both of crude oil and petroleum products. It believes also that the oil majors would prefer to deal with a limited number of shipping companies with quality vessels of different types with global coverage.

The chartering strategy of the Company continues to be one of fixing vessels on medium to long-term employment in order to secure a stable income flow, but one which also ensures a satisfactory return. This strategy has enabled the Company to level the effects of the cyclical nature of the tanker industry. Apart from a small loss in 1999, a year which marked an exceptional market depression, the Company has been profitable every year, achieving almost optimal utilization of the fleet. In order not to lose from possible upturns in rates, the Company has chartered out several of its vessels on a market basis. Including the three new vessels delivered in January and March 2003, the Company currently has fifteen of its twenty-five vessels on time charter or other form of term employment, ensuring that at least 57% of its 2003 availability is already fixed. The vessels that continue on spot are taking advantage of the strong tanker demand that exists in the first quarter of 2003 and is expected to continue for the ensuing months.

The board of directors formulates the chartering strategy of the Company and the Company’s commercial manager Tsakos Energy Management implements this strategy. They evaluate the opportunities for each type of vessel, taking into account the strategic preference for medium and long-term charters to ensure optimal positioning to take account of re-delivery opportunities at advantageous rates.

This relationship with the Tsakos Group enables the Company to take advantage of the strong and well-established relationships created by Tsakos with many of the world’s major state and independent oil companies and refiners. The Tsakos Group has built these relationships over thirty-three years of existence and high quality commercial and technical service. Tsakos Shipping and Trading, part of the Tsakos Group, manages the vessels of TEN plus another thirty operating vessels, mostly container vessels and single hull tankers. Apart from the customer relations, TEN is also able to take advantage of the inherent economies of scale associated with a large fleet manager and also the emphasis applied by Tsakos Shipping and Trading in containing running costs without jeopardizing the operation of the vessels. It is able to provide top grade officers and crew who possess all the required qualifications and experience to man the Company’s vessels and first class superintendent engineers and port captains who ensure that the vessels are in prime condition.

The vessels of the fleet are currently operating as follow:

•	M/T MILLENNIUM remains bare boat chartered to a leading far eastern oil corporation having completed three years of a 15-year charter.

•	M/T SILIA T. is currently on a one-year time charter with a major charterer, with an option to extend for a further year.

•	M/T DECATHLON is currently operating in the spot market for account of various first class charterers.

•	M/T PENTATHLON is currently operating in the spot market for account of various first class charterers.

•	M/T TRIATHLON is currently operating in the spot market for account of various first class charterers.

•	M/T OLYMPIA is currently in the third year of a 3-year time charter for account of a major US refinery.

18                                                                                                                                                                              T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

•	M/T MARIA TSAKOS continues its contract of affreightment with a major US refinery performing consecutive voyages in the US Gulf-Atlantic Basin. The vessel’s charter rate is based on market rates prevailing two weeks prior to the beginning of each voyage.

•	M/T ATHENS 2004 continues to trade in the Caribbean-US Gulf area under a contract of affreightment for account of a major US refinery. The vessel’s rate is based on market rates prevailing two weeks prior to the beginning of each voyage.

•	M/T TOULA Z. is also trading in the Caribbean-US Gulf area under a contract of affreightment for account of a major US refinery. The vessel’s min-max rate is based on a market related formula.

•	M/T OPAL QUEEN is in the final year of a charter with a major far eastern concern.

•	M/T MARATHON is currently operating in the spot market for account of various first class charterers.

•	M/T VERGINA II is currently operating in the spot market for account of oil majors.

•	M/T TAMYRA has been operating in the spot market for over two years for account of various first class charterers.

•	M/T PANOS G. has been operating in the spot market for over one year for account of various first class charterers.

•	M/T VICTORY III is in the second year of time employment with a Venezuelan company.

•	M/T HESNES has since July 2001, been participating in a pool of Panamax tankers. The vessel’s earnings are market related.

•	M/T BREGEN is employed since July 2002 in a pool of Panamax tankers. The vessel’s earnings are market related.

•	M/T LIBERTY is currently operating in the spot market for account of various first class charterers.

•	M/T MAYA is currently operating in the spot market for account of various first class charterers.

•	M/T LIBRA is about to start a 3-year time charter for account of a major North America charterer.

•	M/T CRUX is about to start a 16-month time charter for account of a major charterer.

•	M/T PELLA is completing an 18-month time charter for account of a major charterer.

•	M/T DION is in the final year of a two-year time charter for account of a major charterer.

•	M/T CAPELLA is on time-charter by a South America refiner.

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       19

[GRAPHIC APPEARS HERE]

LPG—PETROCHEMICAL GAS TANKER FLEET

The transportation of liquified petroleum gas (LPG), ammonia and petrochemical gasses requires either cooling or pressure or a combination to become liquid before transportation.

As gas is difficult to store and to transport, the means are expensive. For example a semi-refrigerated gas carrier of 5,000 cbm costs as much as a handysize bulk carrier to build and to operate.

Uses

Lpg is used for heating and cooking purposes (residential and commercial), for transportation (cars), as fuel in refineries, as feedstock in crackers for ethylene, propylene and butadiene production, as industrial and power plant fuel and at gas utilities.

Ammonia is used primarily by the fertilizer industry and secondarily by the chemical industry.

Petrochemical gasses include the following products: ethylene, propylene, butadiene, butanes, iso butane, iso pentane and vinyl chloride monomer.

The fleet / Our participation.

In October 2002 TEN entered into a joint-venture agreement with Lauritzen Kosan A/S of Denmark. The joint-venture, LauriTen Ltd, registered in Bermuda, is the holding company of four separate single purpose companies each owning one semi-refrigerated LPG vessel. The vessels are chartered on a bare boat basis to Lauritzen Kosan at $19,000 per day in total until July 2003 and then at $18,000 per day for the next three months.

The vessels are:

NAME	CBM	Year Built
Tilda Kosan	6,387	1999
Tonja Kosan	6,387	1999
Telma Kosan	5,638	1994
Gerda Kosan	4,400	1992

The entire world fleet of small gas carriers (3-12,000 cbm), in which TEN through its joint-venture with Lauritzen Kosan has a participation, consists of approximately 370 vessels with a total capacity of approximately 2 million cbm (figures as of July 2002) of which 34% are semi-refrigerated. Approximately 55% of the vessels is controlled by 6-8 corporate entities, including Lauritzen Kosan, Bergesen, Exmar, Naftomar, Stargas and others.

The average age of the fleet is approximately 15 years and the expected life span (although the vessels may safely operate until 30 years) is generally accepted to be 25 years.

20                                                                                                                                                                              T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

The market

The LauriTen vessels trade in one of the regional small gas carrier markets, namely the North West Europe and the North West Africa areas (Atlantic basin) which has seen substantial growth within the last decade.

Potential customers in these markets include Shell, BP Amoco, Elf TotalFina, Exxon, Montell, BASF, Statoil/Navion, Norsk Hydro, Dow Chemicals, Mitsui, Cepsa, RepsolButano, Transammonia, Enichem.

The key bases upon which the joint-venture operates within the Atlantic basin are the following:

–	competitiveness of freight rates offered

–	safety in terms of operation and environment

–	scheduling flexibility

–	reliability of service

As expected the gas market in 2002 was affected primarily by the world economic climate and only in the last month of the year was there an upward trend which is forecast to last throughout 2003 on the assumption that world economies will start picking up and no unforeseen events take place.

LPG Tenna Kosan of the Lauritzen Kosan fleet

[GRAPHIC APPEARS HERE]

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       21

[GRAPHIC APPEARS HERE]

NEW BUILDING PROGRAM IN THE YEAR 2002

Deliveries

In 2002 TEN had a significant fleet renewal and expansion program, of modern double-hull tankers built by first class shipyards.

Four suezmax crude carriers were delivered in 2002 from the Hyundai-SAMHO Shipyard in the following chronological order:

•	Hull Number. 137, named SILIA T. on June 28.

•	Hull Number: 138, named DECATHLON, on August 10.

•	Hull Number: 139, named PENTATHLON, on October 10.

•	Hull Number: 140, named TRIATHLON, on December 2.

The vessels are classed under the American Bureau of Shipping (ABS), and are all under Greek Flag. The vessels are custom made, to TEN’s clients’ requirements. Principles of design were:

•	Maximum available cubic meters with vessels’ volume exceeding 1,100,000 barrels.

•	Maximum lifting capacity at shallow drafts.

•	Maximum speed when loaded in excess of 16 knots.

•	Special systems to facilitate fast discharge of cargo.

•	The highest coating standards.

•	All vessels to comply with all rules and standards of all regulatory bodies and terminals taking into account provisions that will come into force by 2004.

[GRAPHIC APPEARS HERE]

22                                                                                                                                                                              T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

Vessels under construction

The construction of four high spec Panamax Oil Product carriers (deadweight 68,000 tons each) started during the fall of 2001, in the Imabari Group’s KOYO dockyard in Japan. All four vessels will be classed under Lloyds’ Register and will bear the Greek Flag. The vessels’ deliveries are scheduled from January 2003 onwards. The vessels have significant building standards including the fact that they are the first such vessels to transport through the Panama Canal more than 500,000 barrels of clean products, as well as having the highest discharging output of any vessel in their class.

In May 2002, in the Marugame shipyard of the Imabari Group, started the construction of Hull Number: 1388 (named “MARATHON”), with scheduled delivery January 2003. The vessel is a 107,181 tons deadweight Aframax tanker. (Flag: Greek, Class ABS). In November 2002, the construction of Hull Number: 8019 (named “PARTHENON”) started in the Saijio shipyard, of the Imabari Group, with scheduled delivery August 2003. The vessel is also a 107,181 tons DWT Aframax tanker (Flag: Greek, Class: DNV) sister vessel to the “MARATHON” and the other five Aframax tankers built by the Imabari Group from 1997 until 2001.

TEN has also ordered two oil product/chemical carriers from Hyundai Mipo Dockyards in South Korea, for delivery in June and December 2004. There is an option for a third such vessel.

Delivery ceremony of M/T Decathlon

Hyundai Samho shipyard S. Korea, August 2002

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       23

TEN’s worldwide vessel operations

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]	TEN is registered in Bermuda, managed out of Athens and listed in the New York, Oslo and Bermuda Stock Exchange.

[GRAPHIC APPEARS HERE]	Technical Manager Tsakos Shipping & Trading S.A. office.

24                                                                                                                                                                              T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

470 million barrels of oil transported around the globe out of which

200 million barrels transported to the U.S. by TEN in 2002.

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       25

[GRAPHIC APPEARS HERE]

THE OIL MARKET

General Overview—Supply and Demand

Estimates for global oil consumption indicate that 2002 was another year of stagnation. World oil demand was negatively influenced by a general economic slowdown in Western countries and in Japan and extremely mild weather in some key consuming markets in the Northern Hemisphere during the first months of 2002.

According to IEA’s latest report, world oil demand averaged 76.9 mbpd in 2002. This was 0.4 mbpd or 0.5% higher than in 2001. North American demand increased 0.3%, whereas Europe saw a decrease of 1.0%. Asian demand increased 1.7%. Japanese demand declined by 1.7% whereas South Korean demand rose 2.3% and Chinese demand increased by as much as 5.7%.

Global oil production did not basically change during the last three years and stood at 76.2 mbpd in 2000, 76.5 mbpd in 2001 and 76.9 mbpd in 2002. However, these numbers do not reflect the significant changes in production and trade patterns experienced during that period. OPEC continued to lose market share at the expense of non-OPEC producers primarily Russia, which in 2002 became the world’s second largest oil producer. The continuous high geopolitical tensions in the Middle East drove key consuming nations to an even higher preference for less dependence on the Middle East oil by favoring other producing areas closer to their market.

Oil Balances—IEA, OPEC mbpd

IEA	2001	Annual Change	02Q1	02Q2	02Q3	02Q4	2002	Annual Change	03Q1	03Q2	03Q3	03Q4	2003	Annual Change

Demand	76.5	0.3	76.6	75.4	76.7	78.6	76.9	0.36	78.2	76.6	77.9	79.3	78.0	1.16
OECD Demand	47.7	-0.1	48.0	46.1	47.4	48.7	47.5	-0.13	49.0	47.0	47.9	49.0	48.2	0.67
non-OECD demand	28.8	0.4	28.7	29.3	29.4	29.9	29.3	0.49	29.2	29.7	30.0	30.3	29.8	0.49

Non-OPEC Supply	46.7	0.7	47.8	48.1	47.7	48.5	48.1	1.39	49.1	49.0	49.6	50.3	49.5	1.47
non-OPEC excluding FSU	38.1	0.0	38.8	38.9	38.2	38.8	38.7	0.58	39.2	39.1	39.5	40.0	39.5	0.78
FSU	8.6	0.7	9.0	9.2	9.6	9.8	9.4	0.81	9.8	9.9	10.2	10.3	10.1	0.69

OPEC NGLs/condensates	3.1		3.4	3.4	3.6	3.5	3.5		3.2	3.7	3.9	4.0	3.7
Call on OPEC crude and stocks	26.8	-0.5	25.4	23.9	25.4	26.6	25.3	-1.41	25.9	23.9	24.4	25.0	24.8	-0.54

OPEC crude	27.0	-0.8	24.9	24.2	25.3	25.9	25.1
StockBuild	0.3		-0.6	0.4	-0.1	-0.7	-0.3

OPEC	2001	Annual Change	02Q1	02Q2	02Q3	02Q4	2002	Annual Change	03Q1	03Q2	03Q3	03Q4	2003	Annual Change

Demand	76.4	0.4	76.7	74.9	76.5	78.3	76.6	0.21	77.8	75.8	77.1	79.0	77.4	0.85
OECD demand	47.7	0.0	48.0	46.1	47.4	48.7	47.5	-0.15	48.7	46.5	47.5	49.3	48.0	0.46
non-OECD demand	28.7	0.4	28.7	28.7	29.2	29.5	29.0	0.36	29.1	29.3	29.6	29.8	29.4	0.39

Non-OPEC Supply	46.5	0.7	47.7	48.1	47.6	48.5	48.0	1.50	49.1	49.2	48.9	49.5	49.2	1.18
non-OPEC excluding FSU	38.0	0.1	38.8	38.9	38.1	38.8	38.7	0.69	39.3	39.3	38.7	39.1	39.1	0.46
FSU	8.5	0.6	8.9	9.2	9.5	9.8	9.3	0.81	9.8	9.9	10.2	10.3	10.1	0.72

OPEC NGLs/condensates	3.6		3.6	3.6	3.7	3.6	3.6		3.4	3.5	3.8	3.8	3.6	-0.03
Call on OPEC crude and stocks	26.3	-0.6	25.4	23.2	25.2	26.1	25.0	-1.35	25.3	23.1	24.5	25.8	24.7	-0.30

OPEC crude	27.2	-0.8	25.2	24.6	25.5	26.1	25.3
StockBuild	0.9		-0.2	1.4	0.2	0.0	0.4

Notes:  The latest IEA numbers are taken from IEA Monthly Oil Report, April 2003. OPEC data comes from OPEC’s Monthly Oil Market Report, March 2003.

26                                                                                                                                                                              T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

OPEC’s crude production fell from 28.2 mbpd in 2000 to 27.1 mbpd in 2001 and further to only 25.5 mbpd in 2002. OPEC’s quota target (excluding Iraq) for the whole of 2002 was set at 21.7 mbpd. The discipline within the OPEC members was high in the first quarter of the year but weakened dramatically as the year progressed especially during the 4th quarter as a result of increased tensions with Iraq, unusually low oil stock levels in the OECD and the civil unrest and strike in Venezuela. The average production of the OPEC producers excluding Iraq was 23.5 mbpd which means that the average overproduction for the OPEC-10 (excluding Iraq) was as high as 1.8 mbpd. Iraq is a member of OPEC but due to the UN’s imposed sanctions is not included in the OPEC quota agreements. There were large monthly output variations between 1.2 mbpd at its lowest to 2.5 mbpd at its highest, with an annual average of 2.0 mbpd agreed with the UN under UN’s food for oil program. While OPEC crude production fell by 5.9% or 1.6 mbpd from 2001 to 2002, non-OPEC production increased by 3.5% or 1.4 mbpd to 41.7 mbpd. Former Soviet Union (FSU) took most of this non-OPEC growth with 0.8 mbpd and of this Russia accounted for 0.6 mbpd. There was also significant growth in oil production in Canada, Brazil, Angola and China while the North Sea showed a decline.

Oil production in the USA increased by 0.7% to 5.84 mbpd in 2002 while crude oil imports decreased by almost 3.0% to 8.91 mbpd and oil products remained flat at 2.34 mbpd. Japan the second largest importing country experienced a decrease of 4.5% in crude oil imports to about 4.06 mbpd and an increase in oil products imports of 6.3% to 0.64 mbpd in 2002. China saw a production increase of almost 3.0% to 3.39 mbpd whereas crude oil imports to China rose about 15% to 1.39 mbpd after a 14% decrease in the previous year and oil imports decreased 5% to 0.41 mbpd.

OPEC continued to aim for $22 to $28 per barrel for the oil price in 2002. The production cuts of 1.5 mbpd in December 2001, which became effective from January 1st 2002, helped push the price of OPEC’s oil basket above $20 per barrel in March and continued its increase to a relatively stable level between $24 and $28 for most of the year. However as the geopolitical tensions in the Middle East/Iraq mounted, it was generally assumed that oil prices contained a war risk premium of $3-5 per barrel for much of the second half until the UN in November unanimously agreed to send its weapons inspectors back to Iraq. Despite the OPEC cutbacks industry oil stocks in the OECD did not start to drop until the beginning of the 4th quarter when they plunged quickly to a 10-year minimum level. Late in the year crude oil prices jumped to over $30 per barrel after the military built-up in the Middle East and the strike in Venezuela. The average for OPEC’s oil basket for 2002 was $24.30.

The volume of the oil trade decreased by 1.5% in 2002 to 1,987 mt after an increase of 0.5% in 2001. Crude oil shipments decreased 1.7% to 1,565 mt whereas shipments of oil products decreased by 0.7% to 422 mt with a strong rush late in the year due to the Venezuela strike. Measured in ton-miles, crude shipments decreased 2.7% to 7,860 btm and oil products shipments were down 0.7% to 2,090 btm.

World Seaborne Trade 1977—2002 Ton-Miles

[GRAPHIC APPEARS HERE]

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       27

[GRAPHIC APPEARS HERE]

WORLD TANKER FLEET

The mediocre to poor freight rate environment that dominated the first three quarters of 2002 improved significantly in the fourth quarter. Main contributors to the market’s strong finish were: unusual weather conditions, economic growth in Asia, the “Prestige” oil spill, the tense Iraq issue, low commercial oil stock inventories in key consuming nations and towards the end of the year by far the most important contributor the unrest and oil strikes in Venezuela, which prompted higher OPEC output and an increase in ton-miles/demand for both oil and tankers.

[GRAPHIC APPEARS HERE]

The underlying freight environment affected during the year prices for both new buildings and second hand crude and product tankers, which experienced another year of general decrease with a noted upward adjustment for modern units and prompt deliveries in the case of new buildings at year-end.

28                                                                                                                                                                              T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

Fleet Development

According to Fearnleys 2002 Review the active tanker fleet (excluding lay-up, storage tankers and combination carriers) increased by 1.1% in 2002 to 279.8 mdwt from 276.7 mdwt in 2001. During the year 182 tankers were delivered aggregating 23.4 mdwt versus 112 tankers and 14.4 mdwt in 2001. New building orders for oil tankers declined from 27.8 mdwt in 2001 to 21.6 mdwt in 2002. The tanker order book decreased from 62.9 mdwt to 61.2 mdwt or 21.9% of the existing fleet. The tanker order book for 2003 deliveries stands at 32.1. mdwt and at 22.7 mdwt in 2004. The order book for 2005 deliveries so far stands at 6.4 mdwt.

Recycling

In line with the weaker tanker market of the first three quarters of 2002 the volume of tanker sales for demolition increased from 15.7 mdwt in 2001 (123 tankers) to 18.1 mdwt in 2002 (148 tankers). As much as 30% of the total volume was sold during the first two months. Demolition sales kept up even after the market surged during the fourth quarter most probably as a result of the pressure the PRESTIGE oil spill put on older single hull tankers. Fleet deletions were not far from balancing new buildings deliveries (23.4 mdwt).

In the VL/ULCC sector scrapping actually exceeded new deliveries. 35 large tankers (16 were ULCCs) in total were sold for scrap in 2002 versus 29 in 2001. 18 Suezmaxes were sold during 2002, a decrease from the 29 sold in 2001. Medium size tankers between 50-100,000 dwt scrapped in 2002 numbered 33 compared to 26 in 2001. Finally on the smaller ships of 10-50,000 dwt there was increased scrapping activity, from 39 tankers in 2001 to 62 units in 2002. There were also 16 chemical tankers sold for scrap totaling 352,000 dwt. The average age of all tankers including the chemicals sold for scrap was 28 years compared to 27 in the previous year.

During the first half of the year demolition prices averaged $145 per Idt. In December at the time when the freight market was enjoying a boom, prices increased by 20% and averaged $175 per Idt.

India regained its position as the market leader in demolition (or recycling as demolition is now beginning to be termed) during 2002. The 11.5 mdwt (combining tankers, bulk carriers and combination carriers) sold in the Indian beaches during 2002 accounted for 38% of all tonnage sold as opposed to 26% or 7.5 mdwt in 2001. Bangladesh with 9.2 mdwt came second with a market share of 31% which should be compared with the 9.4 mdwt and the 33% share in last year. China maintained its position with 22% of the total sales in 2002, the same share as in 2001 but up from 6.2 mdwt to 6.7 mdwt. Finally Pakistan with 1.7 mdwt in 2002 in line with earlier years concludes the major players/nations in ship recycling with a market share for 2002 of almost 6%.

[GRAHPIC APPEARS HERE]

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       29

[GRAPHIC APPEARS HERE]

VESSEL PRICES

Values for all types of vessels fell gradually throughout 2002 reaching the bottom in October. Since the end of 2001 values have typically fallen by 15%, however prices have rebounded significantly since the end of the year, beginning of 2003.

New Buildings

Ordering activity for the year was lower than in the previous two years. 2002 started quite slowly in terms of new orders for tankers. However activity gradually picked up primarily for tankers in the 40-50,000 dwt segment with most orders placed at yards in Korea, China and Croatia.

Following the trend from 2001 the majority of contracts were in segments of Aframax size or smaller. Demand for VLCCs was absent for most of the year but picked up in November as prices reached historically very low levels. Overall there were 15 VLCC orders (200-320,000+ dwt) compared to 27 contracts in 2001. There was a short lived window of opportunity at $62-63 million for the standard specification but prices quickly increased by over $2 million in 2 months as demand increased and available yard slots were taken up.

In the Suezmax sector there were 23 new contracts signed versus 17 the year before. In the Aframax sector there were only 44 new orders versus 80 in 2001. Panamax tankers recorded orders for 53 vessels versus 36 in 2001 while all other tanker sizes between 10-50,000 dwt saw 129 new tanker orders versus 153 the year before.

Korean shipbuilders secured 37% of total new orders in 2002 as they increased their market share in two major segments. Koreans took 45% or 11.2 mdwt of all tankers ordered. In the LNG sector however Korean builders only took 6 of 15 new orders against an 81% market share in 2001. Of all new orders placed in Korea in 2002, 99% were for the account of foreign owners.

Japanese builders were given 40% of all new orders with the major portion of the orders coming from bulk carriers. Their market share in this sector fell as they were awarded 66% of the total new bulk orders equal to 13.3 mdwt, against 80% in 2001. In the tanker segment they took 32% or 5.6 mdwt of all new orders against 42% in 2001. In the container segment they took 13% of total orders a decline of 11%. However they managed to improve their market share for LNG carriers by taking 8 of the 15 vessels ordered in 2002. Traditionally the major share of all new orders placed in Japan is for domestic accounts, which was also the case in 2002 with 65% of all new orders being for account of Japanese interests.

Shipbuilders in China maintained their 10% market share on all new orders in 2002. Chinese builders managed to increase their share of orders in two major segments: tankers and bulk carriers by taking a 14% and a 15% share respectively. Of all new orders only 15% were for domestic account. Apart from the plan to expand capacity by investing in yard infrastructure and technology, which will help Chinese yards build consistently larger vessels like VLCCs, in 2002 China signed its first contract to build an LNG carrier for an Australian owner.

Europe accounted for 19% of all vessel orders in 2002. Germany accounted for 25% of these orders, which included primarily container vessels, Poland accounted for 19% with Croatia, Finland and Italy being awarded the rest for building smaller tankers within the 40-50,000 dwt size and ferries. After two and a half years of discussions with South Korea over shipyard subsidies, the European Commission lodged a petition with the World Trade Organization asking for mediation on this controversial issue which is leading many European yards to bankruptcy.

30                                                                                                                                                                              T E N  L I M I T E D

[GRAPHIC APPEARS HERE]

Estimated New Building Tanker Prices

Type	Size (dwt.)	1998 ($m)	1999 ($m)	2000 ($m)	2001 ($m)	2002 ($m)

Products	45,000	25.00	25.00	28.50	28.80	26.00
Aframax	95-105,000	33.00	25.00	41.00	40.00	36.00
Suezmak	150,000	42.00	42.00	41.00	40.00	46.00

The above table is based on average annual ship building contracts for standard tankers and does not include tankers with demanding specification whose prices would be considerably higher.

Second hand values

Sale and purchase activity has in general been extremely low as the gap between willing buyers and willing sellers has been too wide. The market upturn in the fourth quarter closed this gap and made more transactions possible. Looking back it is clear that despite depressed earnings through most of the year ship values came under less pressure than feared. Values of double-hulled tankers proved to be quite robust. After the PRESTIGE accident there is reason to expect continuous pressure on the values of single hull tonnage except possibly for the VLCC tonnage, which due to the current market reality and the trading patterns in which they are employed is likely to be the least affected. The price spread between single and double-hulled tankers in all other segments is expected to widen further.

On a worldwide basis 2002 saw 122 tankers over 25,000 dwt changing ownership compared to 186 the preceding year. The figure includes 21 VLCCs, 28 Suezmaxes, 28 Aframaxes and 45 Handysize units. Greek owners were by far the most active while Japanese owners were regularly in the market disposing their late 1980’s and early 1990’s built 260-300,000 dwt single hull VLCCs, replacing them with new building deliveries from Japanese shipbuilders. In general, double-hulled crude and product tankers fell by 8-12% in value from January until November at which time values bottomed out and started to gradually move upward. By comparison single hull tankers fell by 18-20% and in some cases more depending on the ship size and vintage.

Estimated Second Hand Tanker Prices

Type—Year built	Size (dwt.)	1997 ($m)	1998 ($m)	1999 ($m)	2000 ($m)	2001 ($m)	2002 ($m)

Products – 10 years	30,000	25.5	12.5	12.0	14.0	12.5	10.0
Products – 15 years	30,000	14.0	7.5	7.5	9.5	7.5	6.0
Products – 5 years	40,000	38.5	20.0	20.0	26.5	25.5	24.0
Aframax – 10 years	80,000	31.5	18.0	16.5	24.5	20.0	19.5
Aframax – 15 years	80,000	13.5	13.0	11.0	18.5	14.5	13.5
Aframax – 5 years	95,000	46.5	25.0	26.0	39.0	33.0	30.0
Suezmax – 10 years	130,000	39.5	27.0	26.0	34.0	28.5	25.5
Suezmax – 5 years	130,000	59.0	37.0	36.0	49.5	43.0	41.5
VLCC – 10 years	250,000	–	37.0	32.0	46.0	34.0	32.0
VLCC – 15 years	250,000	–	17.0	16.0	30.0	19.0	17.5
VLCC – 5 years	280,000	–	50.0	50.0	71.0	60.0	52.0

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       31

[GRAPHIC APPEARS HERE]

VESSEL EARNINGS

Tanker Demand

The tanker market in 2002 once again provided clear insights into the volatile nature of tanker rates, and how these can be influenced by more than the mere elements of supply and demand. Although supply of tankers and demand for tankers generally play a crucial role in determining the cost of transportation, we clearly saw in the last quarter of 2002 other factors come into play at times making the tanker market resemble nervous stock markets which tend to rise and fall on rumor and innuendo.

Demand for tankers decreased about 2% in 2002 and even though the VLCC fleet decreased slightly in size as the year unfolded, there were modest increases in the size of the Suezmax and Aframax fleets. The VLCC order book constituted about 15% of the fleet by year end but the Suezmax and the Aframax order books were at well over 25% of the existing fleet. Even though there were few changes in the supply and demand situation, the fourth quarter of the year saw rates for crude oil carriers that had not been experienced since the boom of 2000. There were a number of factors, which brought this remarkable reversal.

An improving economic situation in Asia and stock building in the West in preparation for the Northern Hemisphere winter combined to increase demand in the last quarter even though the general demand picture for 2002 was a downward one. The specter of war in the Middle East caused many market players to place a strong emphasis on getting oil into ships just in case hostilities should break out and this resulted in many speculative liftings.

VLCC

[GRAPHIC APPEARS HERE]

With the exception of the last quarter, VLCCs had a miserable year in 2002. The average rate for voyages to the West was about World Scale (WS) 44, to Japan the average was about WS 52. These rates compare rather unfavorably to the 2001 averages of WS 61.8 and WS 67.4 respectively. If one compares the average WS rate of the first 3 quarters with the average for the 4th quarter of 2002 then we will see that Arabian Gulf/West route more than doubled from WS 35 to WS 72, while AG/East route went from WS 38 to WS 95. Rates were dangerously close to the break even levels through out most of the year, which explains why 35 old VLCCs made their way to the breakers during 2002.

Many of the scrapped vessels were old turbine vessels and the combination of low rates with high bunker consumption and high bunker prices made their operation unprofitable. In term of time charter equivalent rates 1970s built VLCCs, which traded to the West earned on average $14,500 per day during 2002, while modern vessels trading East to Japan and Korea were earning on average a better but still weak return of $26,700 per day.

In 2003 the first quarter average WS rate for modern VLCCs for voyages to the West was WS 134 and WS 129 for AG/East routes.

32                                                                                                                                                                              T E N  L I M I T E D

[GRAHPIC APPEARS HERE]

Suezmax

[GRAHPIC APPEARS HERE]

The average for the year from West Africa to the USAC (one of the main Suezmax trades) was WS 79.8 with the low at WS 62.5 and the high at WS 177.6. Once again the first nine months were characterized by fairly mediocre rates with the average at WS 69.1 while the last quarter of the year had an average rate level for the same route at WS 111. With strong improvements in the fourth quarter, the average time charter equivalent rate in the West Africa market for the year was about $22,500 per day. Suezmaxes played a significant role in the growing market from the Russian Black Sea. This combined with an active market in the Eastern Mediterranean provided a viable alternative to the West African market for Suezmaxes. In this market the average for the year was WS 87.8 with the high and the low at WS 150 and WS 65 respectively. The average rate for the first nine months was WS 74.5 and the average rate in the last quarter WS 124.4. Suezmaxes also experienced a more active market in the Arabian Gulf. China, India, and Australia-New Zealand accounted for the most common discharge destinations from the Arabian Gulf.

In the time charter market, Suezmax tankers appeared to be in great demand during 2002 with quite a few fixtures concluded over the course of the year. During the first nine months the most significant fixtures were for 12 option 12 months at rates around $18,750 per day for the first 12 months and over $21,000 for the optional period. As the market started to rise significantly since September no fixtures for 12 months or more have been reported during the 4th quarter or the end of the year. Had there been someone willing to conclude a deal for 12 months or more industry commentators have indicated that it would have been around the $25,000 per day mark.

In 2003 the first quarter average WS rate for modern Suezmaxes for voyages from West Africa to USAC was WS 179.

Aframax

[GRAPHIC APPEARS HERE]

Aframaxes fared better than Suezmaxes and VLCCs during 2002. Of course the sector also suffered from the poor market conditions of the first nine months however many niche players were able to maintain rather positive levels. This was particularly true in the North Sea market where Aframaxes earned an average time charter equivalent rate of $20,200 during the first nine months of the year with the average for the year closing at $25,600 per day due to the strong rally of the fourth quarter. The average WS for the year in the North Sea was 118. In the Caribbean, the yearly average for 70,000

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       33

[GRAHPIC APPEARS HERE]

metric tons was WS 131, which equates to a time charter equivalent rate of $18,400 per day. It should be noted that the strike in Venezuela put a damper on the Caribbean market in December 2002/January 2003. In the Mediterranean the average WS rate for the year was WS 121, which equates to a time charter equivalent rate of $ 20,600 per day. On the period market, the Aframax market was fairly stable rate-wise during 2002. Most fixtures were done at levels between $15,500 and $18,000 per day on time charter equivalent rates depending on the specification/details of the individual vessel and the time of fixing during the year. The lightering business in the US Gulf saw rates in the low $20,000 range for 12 months down to the $ 17,000 level at year-end. Several charterers were involved in Aframax fixtures during the year but there were very few fixtures for period of more than 12-24 months in this segment during 2002.

In 2003 the first quarter average WS rate for modern Aframaxes for voyages in the Caribbean was WS 268.

Products

[GRAPHIC APPEARS HERE]

The product carrier market in 2002 behaved like a roller coaster, with abrupt climbs and dives, but the result by the end of the year was a relatively firm market in most sectors. The steadiest improvements for the second year in a row were in the LR Arabian Gulf to Japan for both Panamaxes and Aframaxes. On the basis of cargo sizes of 55,000 metric tons and 75,000 metric tons respectively, these vessels started the year at the rather poor $9-10,000 per day and 13-14,000 per day but ended up in December at $28,000 per day and $40,000 per day respectively. A similar development on larger modern MR units where rates rose from $ 10,000 per day to $21,000 per day during the year. In the Far East the typical arbitrage trade from Singapore, China and South Korea to the USA was at times stable, and brought the general level of rates up as quality tonnage moved out of the region and was employed elsewhere over longer periods. Inter-Far East rates as a result of the above also improved especially during the fourth quarter. 35,000/40,000 metric tons cargoes from Singapore to Hong Kong started the year paying a lump sum of $250,000 and ended up at firm numbers as high as $380,000 lump sum. In contrast to the previous year the rally in activity did not really start until after the summer holidays and was obviously assisted by market nervousness about the situation in Iraq. The oil strike in Venezuela and the collapse of exports made US importers turn elsewhere particularly for supplies of gasoline and fuel oil. This resulted in an increased activity from North West Europe. In December time charter equivalent rates for modern product carriers from UK Continent to the US Atlantic Coast were at $17-18,000 per day about $5,000 per day over what the equivalent units were making during the first six months of the year. On the period market as market earnings dropped towards the end of 2001 owners looked for period employment opportunities for the first six months of 2002 as a hedge. However as 2002 unfolded and spot rates improved so did the time charter rates. Modern 45,000 dwt tankers were able to obtain $12-13,500 per day for 12 months time charter in 2002 while coated Panamaxes could secure for the same period $15,000 per day on time charter equivalent rate.

In 2003 the first quarter average WS rate for modern Panamaxes (for cargo sizes of 75,000 metric tonns) in the Arabian Gulf-Japan route was WS 238.

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       34

DELIVERING ENERGY AROUND THE GLOBE

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

TSAKOS ENERGY NAVIGATION LIMITED

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

TOGETHER WITH REPORT OF INDEPENDENT AUDITORS

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       37

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Ernst & Young, Independent Auditors	1
Consolidated Balance Sheets as of December 31, 2001 and 2002	2
Consolidated Statements of Income for the years ended December 31, 2000, 2001 and 2002	3
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2000, 2001 and 2002	4
Consolidated Statements of Cash Flow for the years ended December 31, 2000, 2001 and 2002	5
Notes to Consolidated Financial Statements	6-29
Condensed Financial Statements of the Guarantor Subsidiaries and Non-Guarantor Subsidiaries	Schedule 1

[GRAHPIC OF ERNST & YOUNG APPEARS HERE]

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and the Board of Directors of

TSAKOS ENERGY NAVIGATION LIMITED

We have audited the accompanying consolidated balance sheet of TSAKOS ENERGY NAVIGATION LIMITED, and subsidiaries (“the Company”), as of December 31, 2002 and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended. Our audit also included the condensed financial information listed in the Index as Schedule 1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit. The consolidated financial statements and Schedule 1 of the Company as of December 31, 2000 and 2001 and for the years then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 25, 2002.

We conducted our audit in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TSAKOS ENERGY NAVIGATION LIMITED and its subsidiaries at December 31, 2002 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related condensed financial information presented in Schedule 1, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/S/    ERNST & YOUNG

Athens, Greece

February 25, 2003,

except for the issue disclosed

in Note 18, for which the date

is March 28, 2003.

[GRAPHIC APPEARS HERE]	Thessaloniki : 4, Polytechenou Street 546 26 Thessaloniki
Telephone : 2310.512.515 Fax : 310.512.487

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2002

(Expressed in thousands of U.S. Dollars)

	2001	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 2d)	$33,274	$39,674

Cash, restricted (Note 1b)	—	7,000

Receivables—
Trade accounts receivable, net of allowance for bad debts of $250 in 2001 and $183 in 2002 (Note 2e)	4,997	12,244
Insurance claims (Note 2g)	2,624	3,277
Due from related company (Note 3b)	3,453	3,820
Advances and other	857	5,179

	11,931	24,520

Inventories (Notes 2h and 4)	1,428	3,275
Prepayments (Note 5)	1,436	1,283

Total current assets	48,069	75,752

CASH, RESTRICTED (Note 1b)	7,815	—
INVESTMENT (Note 21)	—	10,577
FIXED ASSETS:
Advances for vessels under construction (Note 6)	33,008	41,963

Vessels (Notes 2i, 2j, 7 and 9)	453,604	670,452
Accumulated depreciation (Notes 2k and 7)	(108,141	(117,309
Vessels, net	345,463	553,143

Total fixed assets	378,471	595,106

DEFERRED CHARGES, net (Notes 2m, 2n and 8)	9,906	13,110

Total assets	$444,261	$694,545

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt (Note 9)	$21,972	$30,211
Accounts payable-
Trade (Note 2f)	8,883	17,188
Other	1,120	—

	10,003	17,188

Accrued liabilities (Notes 2o and 2q)	3,801	6,731
Accrued bank interest	2,903	1,385
Financial instruments (Notes 2u, 14 and 17c)	3,387	7,838
Unearned revenue (Note 2q)	1,799	2,003
Deferred income, current portion (Note 11)	838	838

Total current liabilities	44,703	66,194

LONG-TERM DEBT, net of current portion (Note 9)	222,487	355,741

DEFERRED INCOME, net of current portion (Note 11)	6,003	5,166

CONTINGENCIES (Note 12)	—	—
STOCKHOLDERS’ EQUITY:
Common stock, $ 1.00 par value; 40,000,000 shares authorized at December 31, 2001 and 2002; 9,628,857 and 17,022,723 issued and outstanding at December 31, 2001 and 2002, respectively	9,629	17,023
Additional paid-in capital (Notes 2w, 10 and 13)	108,603	202,862
Other comprehensive (loss)/income	—	(629
Retained earnings	52,836	48,188

Total stockholders’ equity	171,068	267,444

Total liabilities and stockholders’ equity	$444,261	$694,545

The accompanying notes are an integral part of these consolidated financial statements.

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31 2000, 2001 AND 2002

(Expressed in thousands of U.S. Dollars—except per share data)

	2000	2001	2002
REVENUES:
Revenue from vessels (Notes 1 and 2q)	$111,276	$125,029	$130,004
Commissions (Notes 2q and 3)	(4,821)	(6,379)	(6,364)

Net revenue from vessels	106,455	118,650	123,640

EXPENSES:
Voyage expenses (Note 2q)	20,940	21,436	32,838
Vessel operating expenses (Notes 2q, 2r, and 3)	26,594	28,695	32,347
Depreciation (Notes 2k and 7)	20,670	21,250	24,429
Impairment loss (Notes 2j, 7 and 8)	—	—	10,781
Amortization of deferred charges (Notes 2m and 8)	2,463	5,119	4,315
Management fees (Notes 3a)	3,132	3,132	3,239
Compensation costs (Notes 2w and 10)	1,196	258	—
General and administrative expenses (Note 3)	695	792	1,261

Operating income	30,765	37,968	14,430

OTHER INCOME (EXPENSES):
Interest and finance costs, net (Notes 2n, 9 and 14)	(19,189)	(14,542)	(11,385)
Interest income	2,487	1,214	736
Foreign currency (losses) gains (Note 2c)	65	(24)	(84
Share of profits of joint venture (Note 21)	—	—	197
Other, net	(75)	—	—

Total other income (expenses), net	(16,712)	(13,352)	(10,536)

Net Income	$14,053	$24,616	$3,894

Earnings per share, basic (Note 2s and 15)	$1.43	$2.56	$0.25

Earnings per share, diluted (Notes 2s, 10 and 15)	$1.43	$2.54	$0.25

Weighted average number of shares, basic	9,823,589	9,634,323	15,717,065

Weighted average number of shares, diluted	9,844,414	9,705,381	15,854,904

The accompanying notes are an integral part of these consolidated financial statements.

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

(Expressed in thousands of U.S. Dollars)

	Comprehensive Income	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
BALANCE, January l, 2000	$14,053	$9,918	$110,232	$14,167	$134,317
Net income		—	—	14,053	14,053
— Issuance of stock options	—	—	1,196	—	1,196
— Repurchase and cancellation of common stock (259,254 shares)	—	(259)	(2,735)	—	(2,994)

Comprehensive income	14,053

BALANCE, December 31, 2000		9,659	108,693	28,220	146,572
Net income	24,616	—	—	24,616	24,616
— Issuance of Stock Options	—	—	258	—	258
— Repurchase and cancellation of common stock (30,000 shares)	—	(30)	(348)	—	(378)

Comprehensive income	$24,616

BALANCE, December 31, 2001	—	$9,629	$108,603	$52,836	171,068
Net income	3,894			3,894	3,894
— Issuance of common stock	—	7,350	102,900	—	110,250
— Expenses related to the issuance of common stock			(9,868)		(9,868)
— Issuance of common stock on acquisition of shares in LauriTen Ltd. (Note 21)	—	217	3,033	—	3,250
— Repurchase and cancellation of common stock (172,800 shares)	—	(173)	(1,806)		(1,979)
— Cash dividends declared and paid	—			(8,542)	(8,542)
— Change in fair value of interest rate swaps	(629)				(629)

Comprehensive income	$3,265

BALANCE, December 31,2002	$(629)	17,023	202,862	48,188	267,444

The accompanying notes are an integral part of these consolidated financial statements.

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

(Expressed in thousands of U.S. Dollars)

	2000	2001	2002
Cash Flows from Operating Activities:
Net income (loss)	$14,053	$24,616	$3,894
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,670	21,250	24,429
Impairment loss	—	—	10,781
Amortization of deferred dry-docking costs	2,463	5,119	4,315
Amortization of loan fees	273	286	286
Amortization of deferred income	(838)	(838)	(838)
Interest expense, net of capitalized interest	20,400	12,659	7,955
Change in fair value of interest rate swaps	—	3,387	3,822
Share of profits of joint venture	—	—	(197)
Payments for dry-docking	(5,269)	(2,763)	(8,265)
Stock options granted	1,196	258	—
(Increase) Decrease in:
Receivables	(4,247)	(3,173)	(12,589)
Inventories	574	(97)	(1,847)
Prepayments and other	(276)	(587)	153
Increase (Decrease) in:
Accounts payable	4,465	(2,636)	7,185
Accrued liabilities	1,798	1,022	2,930
Unearned revenue	336	(392)	204
Interest paid, net of capitalized interest	(20,194)	(14,657)	(9,473)

Net Cash from Operating Activities	35,404	43,454	32,745

Cash Flows from Investing Activities:
Advances for vessels under construction	(14,355)	(18,653)	(39,771)
Vessel acquisitions and/or improvements	(362)	(169)	(210,898)
Payments for investment in joint venture	—	—	(7,130)
Restricted cash for performance guarantee	(528)	(287)	815

Net Cash used in Investing Activities	(15,245)	(19,109)	(256,984)
Cash Flows from Financing Activities:
Proceeds from long-term debt	—	—	185,371
Financing costs	—	—	(716)
Payments of long-term debt	(19,059)	(20,463)	(43,877)
Proceeds from public offering, net of related issuance costs	—	—	100,382
Cash dividend	—	—	(8,542)
Repurchase and cancellation of common stock	(2,994)	(378)	(1,979)

Net Cash from (used in) Financing Activities	(22,053)	(20,841)	230,639

Net increase (decrease) in cash and cash equivalents	(1,894)	3,504	6,400
Cash and cash equivalents at beginning of year/period	31,664	29,770	33,274

Cash and cash equivalents at end of year/period	29,770	33,274	39,674

The accompanying notes are an integral part of these consolidated financial statements.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

1.    Basis of Presentation and General Information

The accompanying consolidated financial statements include the accounts of TSAKOS ENERGY NAVIGATION LIMITED (the “Holding Company”) and its wholly owned subsidiaries (collectively, the “Company”). The Company owns and operates a fleet of crude and product oil carriers providing worldwide marine transportation services under long, medium or short-term charters. The Holding Company was formed in July 1993, under the laws of Bermuda and under the name of Maritime Investment Fund Limited. In December 1993, following a public offering of common shares conducted outside the United States, the Company raised $ 35 million, which was used for the acquisition of the Company’s initial fleet.

In 1996, the Holding Company was renamed MIF LIMITED and in December 1996, a second offering of common shares was completed, through which, an additional amount of $71 million was raised for the expansion of the Company’s fleet. The Holding Company was renamed Tsakos Energy Navigation Limited in 2001 and in March 2002, the Company raised a further $110 million following an initial public offering on the New York Stock Exchange under the United States Securities Act of 1933, as amended. The Holding Company’s shares are listed on the New York Stock Exchange and the Oslo Bors.

The Holding Company is the sole owner of all outstanding shares of the companies listed below:

(a)	Ship-owning companies with vessels in operation:

Company	Country of Incorporation	Date of Incorporation	Vessel Name	Dwt	Year Built
VLCC
Oak Shipping Co Ltd.	Liberia	October 10, 1997	Millennium	301,171	1998
Suezmax
Romeo Shipping Company Limited	Liberia	November 4, 1999	Silia T	164,286	2002
Juliet Shipping Company Limited	Liberia	November 4, 1999	Decathlon	164,274	2002
Rigoletto Shipping Company Limited	Liberia	November 4, 1999	Pentathlon	164,236	2002
Figaro Shipping Company Limited	Liberia	November 4, 1999	Triathlon	164,445	2002
Aframax
Soumelia Marine Co Ltd.	Cyprus	February 12, 1996	Panos G.	86,983	1981
Dimena Shipping Co Ltd.	Cyprus	August 3, 1993	Tamyra	86,843	1983
Grevia Marine Co Ltd.	Cyprus	October 10, 1996	Vergina II	96,709	1991
Noble Shipping Enterprises Inc.	Liberia	April 15, 1997	Toula Z.	107,222	1997
Seaport Shipping Corp.	Liberia	August 22, 1997	Athens 2004	107,181	1998
Kingsbridge Shipping Co Ltd.	Liberia	October 10, 1997	Maria Tsakos	107,181	1998
Azimuth Shipping Company Ltd.	Liberia	August 23, 2000	Opal Queen	107,181	2001
Panamax
Malgara Marine Co Ltd.	Cyprus	October 10, 1996	Liberty	61,375	1981
Horizana Shipping Co Ltd.	Malta	March 11, 1994	Bregen	68,157	1989
Fortitude Shipping Co Ltd.	Malta	January 21, 1994	Hesnes	68,157	1990
Klera Navigation Co Ltd.	Cyprus	October 10, 1996	Victory III	68,160	1990
Handymax product carrier
Divino Maritime Co Ltd.	Cyprus	December 3, 1997	Dion	40,302	1984
Estoril Maritime Co Ltd.	Cyprus	December 3, 1997	Pella	40,231	1985
Jersey Shipping Co Ltd.	Liberia	April 23, 1999	Libra	41,161	1988
Annapolis Shipping Co Ltd.	Liberia	April 23, 1999	Crux	41,161	1987

				2,086,416

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

1.    Basis of Presentation and General Information (continued)

(b)	Essex Shipping Co, Ltd. (“Essex”): Essex was formed under the laws of Liberia on April 23, 1999 and became the charterer of the Olympia, a double-hull aframax (Dwt 107,181) after her sale by West Point Shipping Co. Ltd. (a subsidiary of the Holding Company), for a period of eight years expiring in 2007, with an option for additional two years, as further described in Note 11. In this connection the Company has provided the vessel’s owners a performance letter of guarantee of $7,000, expiring in November 2003, against which the Company has collateralized an equivalent principal amount. The current and non current balances of the collateralized cash, are shown as a restricted cash on the accompanying consolidated balance sheets as of December 31, 2001 and 2002.

(c)	Bordeaux Shipping Company Lt. (Bordeaux): Bordeaux was formed under the laws of Liberia on March 1, 2002 and became the charterer of the Capella, a double-hull panamax product carrier (Dwt 32,396) for a period of six months from December 10, 2002. Upon completion of this six months period, the Company will continue to act as a charterer or will become dormant.

(d)	Ship-owning companies with vessels under construction:

Company	Country of Incorporation	Date of Incorporation	Vessel Name	Dwt
Bosphorus Shipping Co Ltd.	Liberia	August 23, 2000	Marathon	107,181
Status Fame S.A.	Panama	May 24, 2001	Maya	68,467
Magnum Faith S.A.	Panama	January 7, 1998	Inca	68,467
Ergo Glory S.A.	Panama	July 16, 2001	Andes	68,467
Sea Mayfair S.A.	Panama	June 13, 2001	Aztec	68.467
Oceana Shipping Company Ltd.	Liberia	March 1, 2002	Parthenon	107,181
Mediterranean Fame S.A.	Panama	July 5, 2002	Hull 228	37,000

				525,230

From the date of incorporation, these companies had no material transactions which were not related to the construction of the named vessels. All the named vessels are scheduled for delivery within 2003, except Hull 228, which will be delivered in 2004 (sec Note 6).

(e)	Ship-owning companies with discontinued operations:

Company	Country of Incorporation	Date of Incorporation
Koroni Shipping Co Ltd.	Liberia	August 25, 1993
Kavalla Shipping Co Ltd.	Liberia	August 25, 1993
Capias Pte Ltd.	Singapore	December 6, 1994
Astrarius Pte Ltd.	Singapore	July 6, 1995 (dissolved in March 2001)
Meandros Shipping Co Ltd.	Cyprus	July 8, 1993
West Point Shipping Co. Ltd.	Liberia	January 4, 1996

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

1.    Basis of Presentation and General Information (continued)

(f)	Maritime Investment Finance Ltd. (“Maritime Investment”): Maritime Investment was formed under the laws of Liberia on August 25, 1993. The company was formed to secure funds to be used to acquire vessels.

At December 31, 2002, of the vessels in operation (including the two chartered-in vessels), nine were flying the Greek flag, eight the Cypriot flag, two the Maltese flag, two the Panamanian flag and one the Venezuelan flag.

Gross revenues for the years ended December 31, 2000, 2001 and 2002, included revenues derived from charter agreements with significant charterers, as follows (in percentages of total gross revenues):

Charterer	2000	2001	2002
A	13%	15%	Under 10%
B	30%	28%	24%
C	Under 10%	Under 10%	10%

2.    Significant Accounting Policies

(a)	Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and include the accounts of the Holding Company and its wholly-owned subsidiaries referred to in Note 1 above. All significant intercompany balances and transactions have been eliminated. The consolidation was based on common ownership and management and identical activities.

(h)	Use of Estimates: The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Foreign Currency Translation: The functional currency of the Company is the U.S. Dollar because the Company’s vessels operate in international shipping markets, which utilize the U.S. Dollar as the functional currency. The accounting books of the Holding Company and its wholly owned subsidiaries are maintained in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated to reflect the current exchange rates. Resulting gains or losses are separately reflected in the accompanying consolidated statements of income. Year-end translation losses or gains were insignificant.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

2.    Significant Accounting Policies (continued)

(d)	Cash and Cash Equivalents: The Company considers highly liquid investments such as time deposits and certificates of deposit with original maturity of three months or less to be cash equivalents.

(e)	Receivables—Trade Accounts Receivable: The amount shown as Receivables—Trade Accounts Receivable at each balance sheet date, includes estimated recoveries from charterers for hire, freight and demurrage billings, not of an allowance for bad debts.

(f)	Accounts Payable—Trade: The amount shown as Accounts Payable—Trade at each balance sheet date includes payables to suppliers of dry-docking services, port services, bunkers, insurance and other goods and services payable directly by the Company.

(g)	Insurance Claims: Insurance claims consist of claims submitted and/or claims in the process of compilation or submission (claims pending). They are recorded on the accrual basis and represent the estimated claimable expenses, net of deductibles, incurred through December 31 of each year, which are expected to be recovered from insurance companies. Any remaining costs to complete the claims are included in accrued liabilities. The classification of insurance claims into current and non-current assets is based on management’s expectations as to their collection dates.

(h)	Inventories: Inventories consist of bunkers, lubricants, victualling and stores and are stated at the lower of cost or market. The cost is determined by the first-in, first-out method, except for stores, the cost of which is determined, based on last invoice cost.

(i)	Vessels’ Cost: Vessels are stated at cost, which consists of the contract price and any material expenses incurred upon acquisition (initial repairs, improvements and delivery expenses) and interest and supervision costs incurred during the construction periods. Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels, otherwise are charged to expenses as incurred.

(j)	Impairment of Long-lived Assets: The U.S. Financial Accounting Standards Board issued SFAS 144 “Accounting for the Impairment or Disposal of Long-lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long lived assets and supersedes SFAS 121 “Accounting for the Impairment of Long-lived Assets to be Disposed of” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business”. The Company adopted SFAS 144 as of January 1, 2002. The standard requires that long-lived assets and certain identifiable intangibles held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss for an asset held for use should be recognized when the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount. Measurement of the impairment loss is based on the fair value of the asset as provided by third parties. In this respect, management reviews regularly the carrying amount of the vessels in connection with the estimated recoverable amount for each of the Company’s vessels. The review of the carrying amount in connection with the estimated recoverable amount for each of the Company’s vessels, as of December 31, 2002 indicated an impairment loss. See Note 7 for further details.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

2.    Significant Accounting Policies (continued)

(k)	Vessels’ Depreciation: The cost of the Company’s vessels is depreciated on a straight-line basis over the vessels’ remaining economic useful lives, after considering the estimated residual value (US Dollars 180 per Lwt). Management estimates the useful life of the Company’s vessels to be 25 years, consistent with industry practice.

(l)	Investment in joint venture: The Company has a 50% participating interest in a joint-venture company (LauriTen Ltd.), which fully owns four separate companies each of which owns a small LPG carrier. The joint venture is accounted for using the equity method whereby the investment is carried at the Company’s original cost plus its share of undistributed earnings. The investment shown in the accompanying consolidated balance sheet comprises a cash payment of $6,820, issuance of common stock valued at $3,250, plus acquisition costs and the Company’s share of 2002 profits of the joint venture. Unless a decision is taken by August 31, 2003 to extend the joint venture by acquiring further vessels, the joint venture expires on September 30, 2003 and the original investment of cash and shares will be returned to the Company.

(m)	Accounting for Special Survey and Dry-docking Costs: The Company follows the deferral method of accounting for special survey and dry-docking costs whereby actual costs incurred are deferred and are amortized over the period through the date the next special survey becomes due.

(n)	Loan Fees: Fees incurred for obtaining new loans or refinancing existing ones are deferred and amortized over the loans’ respective repayment periods, using the effective interest rate method. Any unamortized balance of costs relating to loans repaid or refinanced is expensed in the period the repayment or refinancing is made.

(o)	Accounting for P&I Back Calls: The vessels’ Protection and Indemnity (P&I) Club insurance is subject to additional premiums referred to as back calls or supplemental calls. Provision has been made for such estimated future calls, which is included in Accrued Liabilities in the accompanying consolidated balance sheets.

(p)	Pension and Retirement Benefit Obligations—Crew: The crew on board the Company’s vessels serve in such capacity under short-term contracts (usually up to nine months) and accordingly, the Company is not liable for any pension or post retirement benefits.

(q)	Accounting for Revenue and Expenses: Revenues are generated from freight billings and time charters. Time charter revenues are recorded over the term of the charter as service is provided. Under a voyage charter the revenues and associated voyage costs are recognized on a pro-rata basis over the duration of the voyage. The operating results of voyages in progress at a reporting date are estimated and recognized pro-rata on a per day basis. Probable losses on voyages are provided for in full at the time such losses can be estimated. Vessel operating expenses are accounted

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

2.    Significant Accounting Policies (continued)

for on an accrual basis. Unearned revenue represents revenue applicable to periods after December 31, of each year. The operating revenues and voyage expenses of vessels operating under a tanker pool are pooled and net operating revenues, calculated on a time charter equivalent basis, are allocated to the pool participants according to an agreed formula. The same revenue and expense principles stated above are applied in determining the pool net operating revenues.

(r)	Repairs and maintenance: All repair and maintenance expenses including major overhauling and underwater inspection expenses are charged against income in the year incurred. Such costs, which are included in vessel operating expenses in the accompanying consolidated statements of income, amounted to $4,721, $6,056 and $3,862 in the years ended December 31, 2000, 2001 and 2002, respectively.

(s)	Earnings per Share: Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised.

(t)	Segment Reporting: The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e., spot or time charters. The Company does not have discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision makers, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

(u)	Interest Rate Swap Agreements: The Company has adopted SFAS 133 effective January 2001. The Company regularly enters into interest rate swap contracts to manage its exposure to fluctuations of interest rates associated with its specific borrowings. Interest rate differentials paid or received under these swap agreements are recognized as part of interest expense related to the hedged debt. Amounts receivable or payable arising on the termination of interest rate swap agreements qualifying as hedging instruments are deferred and amortized over the shorter of the life of the hedge debt or the hedge instrument. During 2000 and 2001, the Company entered into interest rate swap agreements that did not qualify for hedge accounting. As such, the fair value of these agreements and changes therein are recognized in the consolidated balance sheet and statement of income respectively. During 2002, the Company entered into an interest rate swap agreement that did qualify for hedge accounting. Accordingly, the fair value of this swap agreement and changes therein are recognized in the consolidated balance sheet and other comprehensive income.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

2.    Significant Accounting Policies (continued)

The off-balance sheet risk in outstanding swap agreements involves both the risk of a counterparty not performing under the terms of the contract and the risk associated with changes in market value. The Company monitors its positions, the credit ratings of counterparties and the level of contracts it enters into with any one party. The counterparties to these contracts are major financial institutions. The Company has a policy of entering into contracts with parties that meet stringent qualifications and, given the high level of credit quality of its derivative counter parties, the Company does not believe it is necessary to obtain collateral arrangements.

Interest rate swap transactions opened and closed during 2000 and 2001 were not for hedging purposes and, therefore, related gains on termination have been included in the income statement under Other Income. No interest swap transactions were entered into and terminated within 2002. (See also Notes 11, 14 and 17 for other disclosures related to derivative instruments).

(v)	Accounting for Leases: The Company recognizes finance leases as assets and liabilities in the balance sheets at amounts equal at the inception of the lease to the fair value of the leased property or, if lower, at the present value of the minimum lease payments. In calculating the present value of the minimum lease payments, the discount factor used is the interest rate implicit in the lease, when it is practicable to determine; otherwise, the Company’s incremental borrowing rate is used. Initial direct costs incurred are included as part of the asset. Lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to periods during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. A finance lease gives rise to depreciation expense for the asset as well as a finance expense for each accounting period. The depreciation policy for leased assets is consistent with that for depreciable assets that are owned.

Leases of assets under which all the risks and rewards of ownership are effectively retained by the lessor are classified as operating leases. Lease payments under an operating lease are recognized as an expense over the lease term.

(w)	Accounting for Stock-Based Compensation: In 1998, the Company’s Board of Directors approved a Stock Option Plan providing for granting of stock option to directors and officers of the Company as well as to employees of the affiliated companies discussed in Note 3. The plan contains performance requirements and the options granted are accounted for in accordance with the provisions of SFAS No. 123 and EITF 96-18 using the fair value method wherein costs equivalent to the value of such options are recognized over the performance (vesting) period.

In December 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS 148”). This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), to provide alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS 123 to

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

2.    Significant Accounting Policies (continued)

require prominent disclosure in the summary of significant account policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual financial statements. The company uses the fair value method to account for stock based compensation. See note 10.

(x)	Other Recent Accounting Pronouncements: In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. We are currently assessing what the impact of FIN 45 will be on our financial statements.

3.    Transactions with Related Parties

(a)	Tsakos Energy Management S.A. Formerly known as Absolute Navigation Limited (“Absolute”): The Company has a Management Agreement (“Management Agreement”) with Tsakos Energy Management, a Liberian corporation, to provide overall executive and commercial management of its affairs. The Company and Tsakos Energy Management have certain common officers and directors. The president, chief executive officer and director of the Company is also the sole stockholder of Tsakos Energy Management. Tsakos Energy Management may terminate its management agreement with the Company at any time upon one year’s notice. In addition, if even one director was elected to the Company’s board of Directors, without having been recommended by the existing board, Tsakos Energy Management would have the right to terminate the management agreement on ten days’ notice. If Tsakos Energy Management terminates the agreement for this reason, the Company would be obligated to pay Tsakos Energy Management the present discounted value of all payments that would have otherwise become due under the management agreement until December 2006, a payment of approximately $12.5 million as of December 31, 2002 ($11.8 million as of December 31, 2001).

Under the terms of the Management Agreement, management fees for the years ended December 31, 2000, 2001 and 2002 amounted to $3,132, $3,132 and $3,239, respectively and are separately reflected in the accompanying consolidated statements of income.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

3.    Transactions with Related Parties (continued)

Also under the terms of the Management Agreement, Tsakos Energy Management provides supervisory services for the construction of its vessels for a monthly fee of $15.0 ($16.5 in 2001). These fees amounted to $0, $1,146, $1,337 during the years ended December 31, 2000, 2001 and 2002, respectively. These fees are either accounted for as part of construction costs for delivered vessels or are included in Advances for Vessels under Construction (Note 6).

(b)	Tsakos Shipping and Trading S.A. (“Tsakos”): Tsakos Energy Management has appointed Tsakos to provide technical management to the Company’s vessels. Certain members and directors of these companies and of Tsakos Energy Management are family-related individuals. Certain directors of these companies are also shareholders of the Company.

According to the technical management contract between Tsakos and Tsakos Energy Management, the Company has an obligation to pay all monthly operating requirements of its fleet in advance. Such advances have to do with the current size and the daily operating expenses of the fleet. These advances amounted to $3,453 and $3,820 at December 31, 2001 and 2002 and are reported as amounts due from related company in the accompanying consolidated balance sheets.

Tsakos Energy Management, at its own expense, pays technical management fees to Tsakos, and the Company bears and pays to Tsakos through Tsakos Energy Management most operating expenses, including repairs and maintenance, provisioning and crewing of the Company’s vessels. These amounts are paid in advance and amounted to $21,440, $24,300 and $29,850 during the years ended December 31, 2000, 2001 and 2002, respectively. These expenses are included in vessel operating expenses in the accompanying consolidated statements of income.

Furthermore, Tsakos acts as a charter broker for the Company’s vessels. In its capacity as charter broker, Tsakos relies on the services of its employees and various third party brokers to solicit, research and propose charters for the Company.

The Company pays to Tsakos a chartering commission of approximately 1.25% on all freights, hires and demurrages. Such commissions for the years ended December 31, 2000, 2001 and 2002 totalled, $1,419, $1,563 and $1,608, respectively, and are included in Commissions in the accompanying consolidated statements of income.

On January 21, 2002, the Company finalized separate option agreements, which were exercised on January 31, 2002, to acquire five newbuildings and one vessel delivered by the shipyard in 2001, through the acquisition of shares of ship owning companies that have management agreements with Tsakos and are considered affiliated with the Tsakos Group. The obligation to acquire the vessels after exercise of the options was conditional on the closing of the public offering as described in Note 1 and the receipt of the consent of each shipyard to assign the relevant contract to the Company. If consent were not given, the vessels would be acquired from the affiliated companies of Tsakos on delivery. Ultimately, such consent was not

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

3.    Transactions with Related Parties (continued)

obtained on the basis that the Company acquired the six vessels through the acquisition of shares as mentioned above. The total acquisition price for the six vessels was $234,750, representing the market value of the vessels at the time of the agreement. Of this total, an amount of $39,543 was payable directly to Tsakos, representing the reimbursement of the aggregate construction progress payments already paid by Tsakos, plus the difference between the original contract prices and the agreed market values. The Company has undertaken the obligation for all remaining payments to the shipyards and the seller per the original contracts, amounting in total to $195,207, the balance of which at December 31, 2002 amounted to $113,800.

The related share sale and purchase agreement for the above six vessels provides that, to the extent that the builder or the seller does not consent to the replacement of any of the existing guarantees with the new guarantees, the purchaser (TEN) agrees to indemnify and hold harmless and hereby indemnifies and holds harmless the guarantor for any claim made against the guarantor under the existing guarantee.

(c)	Argosy Insurance Company Limited (“Argosy”): The Company places its hull and machinery insurance, increased value insurance and war risk insurance through Argosy, a captive insurance company affiliated with Tsakos. In the years ended December 31, 2000, 2001 and 2002, the Company was charged by Argosy with insurance premiums of $1,540, $1,691, and $1,995, respectively, which are included in Vessels’ operating expenses in the accompanying consolidated statements of income.

(d)	AirMania Travel S.A. (“AirMania”): Since June 2000, for travelling, the Company uses the services of an affiliated company, AirMania. Such travelling expenses for the year ended December 31, 2000, 2001 and 2002 amounted to $181, $341 and $ 723, respectively and are included in Vessels’ operating expenses in the accompanying consolidated statements of income.

(e)	Board of Directors’ and Officers’ fees: During the years ended December 31, 2000, 2001 and 2002, the Company paid Board of Directors’ and Officers’ fees of $125, $180 and $180, respectively. Such fees are included in General and administrative expenses in the accompanying consolidated statements of income.

(f)	Tsakos Holdings Foundation and Tsakos Group: Companies controlled by the Tsakos Holdings Foundation beneficially own approximately 26.5% (unaudited) of the common shares as of February 24, 2003 and, therefore, have the power to influence the election of the members of the Board of Directors and the vote on substantially all other matters, including significant corporate actions.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

4.    Inventories

The amounts shown in the accompanying consolidated balance sheets are analyzed as follows:

	2001	2002
Bunkers	790	2,398
Lubricants	391	535
Other	247	342

Total	1,428	3,275

5.    Prepayments and Other

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	2001	2002
Hull and machinery and P&I insurance premiums	356	542
Other insurance	213	331
Public offering expenses	763	—
Other	104	410

Total	1,436	1,283

6.    Advances for Vessels Under Construction

The amount shown in the accompanying consolidated balance sheets for the years ended December 31, 2001 and 2002, includes payments to the shipyards, supervision services and capitalized interest cost, in accordance with the accounting policy discussed in Note 2(i), as analyzed below:

	2001	2002
Advance payments on signing of contracts	13,852	25,271
Additional pre-delivery payments	15,807	13,735
Construction supervision fees	1,146	1,436
Capitalized interest	2,103	1,521
Other	100	—

Total	33,008	41,963

Three new vessels (Silia T. Decathlon and Pentathlon) were delivered to the Company during 2002 and the related predelivery costs of $30,816 incurred in 2001 were transferred to vessels in operation (Note 7).

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

6.    Advances for Vessels Under Construction (continued)

In March 2001, the Holding Company acquired the share capital and became the sole owner of all outstanding shares of Bosphorus Shipping Company Limited (a Liberian company). The newly acquired subsidiary entered into an agreement with Imabari Yard in Japan for the construction of one aframax 107,181 Dwt crude oil carrier. The construction cost set forth in the shipbuilding contract amounted to $ 39,100 payable in three stage payments of $1,955 each plus a delivery installment of $33,235. The vessel, named the Marathon, was delivered in January, 2003.

Subsidiaries of the Holding Company, disclosed in Note l(d), exercised options in 2002 (Note 3(b)) to purchase four panamax oil product carriers of 68,467 Dwt each, contracted by Tsakos with Imabari Yard in Japan, all with expected delivery in 2003. The first of these vessels, the Maya, was delivered in January 2003.

In July, 2002, the Holding Company acquired the share capital and became the sole owner of all outstanding shares of Occana Shipping Company Limited (a Liberian company). The newly acquired subsidiary entered into an agreement with Imabari Yard in Japan for the construction of one aframax 107,181 Dwt crude oil carrier, to be named Parthenon, with expected delivery in August 2003.

In November, 2002, the Holding Company acquired the share capital and became the sole owner of all outstanding shares of Mediterranean Fame S.A. (a Panamanian company). The newly acquired subsidiary entered into an agreement with Hyundai MIPO in S. Korea for the construction of one handymax 37,000 Dwt product carrier, with Hull No. 228, with expected delivery in 2004.

The new building program described in the preceding paragraphs, is financed from the proceeds of the offering discussed in Note 1 and long term bank loans obtained and to be obtained for this purpose (refer to Note 9).

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

7.    Vessels

The amounts in the accompanying consolidated financial statements are analyzed as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value
December 31, 1999	453,073	(66,221)	386,852
—Additions	362	—	362
—Depreciation for the year	—	(20,670)	(20,670)

December 31, 2000	453,435	(86,891)	366,544
—Additions	169	—	169
—Depreciation for the year	—	(21,250)	(21,250)

December 31, 2001	453,604	(108,141)	345,463
—Additions	210,898	—	210,898
—Transfer from vessels under construction (Note 6)	30,816	—	30,816
—Depreciation for the year	—	(24,429)	(24,429)
—Elimination of accumulated depreciation of Panos G and Liberty due to impairment	(15,261)	15,261	—
—Impairment adjustment	(9,605)	—	(9,605)

December 31, 2002	670,452	(117,309)	553,143

In the latter part of 2002, events and circumstances occurred, which in the ensuing period has had an impact on the valuation of single-hull vessels. Accordingly, the Company has evaluated all such vessels by comparing estimated undiscounted cash flows to be generated by those vessels against their carrying value. Carrying value is defined as net book value plus any remaining balance of deferred charges relating to dry-docking and survey costs, which are normally amortized over the period to a vessel’s next special survey (see Notes 2m and 8). Based on this evaluation the Company determined that its older single-hull vessels, Panos G and Liberty, were impaired. Consequently, the total carrying values of these vessels, ($15,995) have been written down to $6,390, which together with the balance of deferred charges relating to dry-docking and special surveys cost of $3,361, is the fair market value of the vessels as determined by independent marine valuers. An additional amount of impairment loss of $1,176 has been charged to deferred dry-docking and survey cost so that the vessels’ cost would not be less than scrap value (Note 8).

Cost of vessels at December 31, 2001 and 2002 includes $9,523 and $19,963 respectively, of amounts capitalized in accordance with the accounting policy discussed in Note 2i above.

Additions to cost include capitalized interest of $ 0 and $3,785 for the years ended December 31, 2001 and 2002 respectively.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

7.    Vessels (continued)

At December 31, 2002, the Company’s vessels were operating, as follows:

Vessel Name	Charter type	Expiration Date
Millennium	Bare-boat charter	September 2013
Dion	Time-charter	June 2003
Pella	Time-charter	March 2003
Libra	Time-charter	February 2005
Silia T	Time-charter	July 2003
Victory III	Time-charter	April 2004
Opal Queen	Time-charter	April 2004
Toula Z.	Voyage charter under contract of affreightment	July 2004
Hesnes	Voyage charter (pool agreement)	—
Bregen	Voyage charter (pool agreement)	—
Vergina II	Voyage charter	—
Tamyra	Voyage charter	—
Panos G.	Voyage charier	—
Liberty	Voyage charter	—
Crux	Voyage charter	—
Athens 2004	Voyage charter	—
Maria Tsakos	Voyage charter	—
Decathlon	Voyage charter	—
Pentathlon	Voyage charter	—
Triathlon	Voyage charter	—

The Libra and Liberty were undergoing repairs in dry dock associated with special or intermediate survey. On completion of the dry-dockings, Libra commenced a time charter expiring February 2005, and Liberty is available for voyage charter.

The Athens 2004 and Maria Tsakos are employed under arrangements, which have no specific expiration. The vessels are continuously employed until either the Company or the charterer request cancellation upon thirty days’ notice. The Hesnes, and the Bregen, were operating under a tanker pool, providing for earnings allocation in accordance with a defined formula.

Since her acquisition in 1998, the Millennium has entered into a bareboat charter at a daily hire of $25.5 for a fifteen-year period ending September 2013. The Charterparty provides that the charterer shall at its own expense operate (i.e. manning, victual, repair and insure) the vessel. At any time during the bareboat period, the Company may sell the vessel, upon charterer’s consent, at specified amounts and will pay the charterer the 50% of any excess of these amounts.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

8.    Deferred Charges

The unamortized balance shown in the accompanying consolidated balance sheets is analyzed as follows:

	Dry-docking and Survey	Loan Fees	Total
December 31, 1999	8,440	1,575	10,015
Additions	5,269	—	5,269
Amortization	(2,463)	(273)	(2,736)

December 31, 2000	11,246	1,302	12,548
Additions	2,763	—	2,763
Amortization	(5,119)	(286)	(5,405)

December 31, 2001	8,890	1,016	9,906
Additions	8,265	716	8,981
Amortization	(4,315)	(286)	(4,601)
Impairment adjustment (Note 7)	(1,176)	—	(1,176)

December 31, 2002	11,664	1,446	13,110

Amortization for dry-docking and survey costs is separately reflected in the accompanying consolidated statements of income, while amortization of loan fees is included in interest and finance costs, net in the accompanying consolidated statements of income.

9.    Long-term Debt

Long-term debt at December 31, 2001 and 2002 is analyzed as follows:

Borrower	2001	2002
(a) Tsakos Energy Navigation Limited	193,364	174,394
(b) Tsakos Energy Navigation Limited	51,095	48,093
(c) Tsakos Energy Navigation Limited	—	29,625
(d) Tsakos Energy Navigation Limited	—	32,200
(e) Tsakos Energy Navigation Limited	—	101,640

Total	244,459	385,952
Less—current portion	(21,972)	(30,211)

Long-term portion	222,487	355,741

(a)	Loan: Balance of U.S. Dollar reducing revolving credit facility (original amount $250,000) obtained in June 1998 to refinance previously outstanding loans, to partly finance the construction cost of the Maria Tsakos, and for working capital purposes. The balance at December 31, 2002 ($174,394) is repayable in eight variable semi-annual installments through December 2006 and a balloon payment of $83,331 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2000, 2001 and 2002 were 7.59%, 3.46% and 2.39%, respectively.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

9.    Long-term Debt (Continued)

(b)	Loan: Balance of U.S. Dollar reducing revolving credit facility (original amount $83,600) obtained in March 1999 to refinance a previously outstanding loan and to partly finance the construction cost of the Olympia. The balance at December 31, 2002 ($48,093) is repayable in eight variable semi-annual installments through July 2006 and a balloon payment of $33,840 payable in December 2006. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2000, 2001 and 2002 were 7.94%, 4.73% and 2.92%, respectively.

(c)	Loan: Balance of U.S. Dollar bank loan (original amount $30,500) obtained in May 2002 to partially finance the acquisition cost of the Opal Queen. The balance at December 31, 2002 ($29,625) is repayable in twenty-three equal semi-annual installments through May 2014 and a balloon payment of $9,500 payable with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rate at December 31, 2002 was 3.83%. This loan agreement provides an option to the borrower to convert the loan into Euro, Japanese Yen or Swiss Francs at the applicable spot rates of exchange.

(d)	Loan: Balance of U.S. Dollar bank loan (original amount $32,200) obtained in June 2002 to partially finance the acquisition cost of the Silia T. The balance at December 31, 2002 ($32,200) is repayable in twenty equal semi-annual installments through June 2012 and a balloon payment of $14,300 payable with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rate at December 31, 2002 was 3.16%.

(e)	Loan: Balance of U.S. Dollar reducing revolving credit facility (original amount $ 129,000) obtained in August 2002 to partially finance the acquisition cost of the Decathlon, Pentathlon, Triathlon and Marathon. The balance at December 31, 2002 ($101,640) is repayable in twenty equal semi-annual installments through January 2013 and a balloon payment of $40,026 payable with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rate at December 31, 2002 was 2.82%. In January, 2003, the final part of the facility ($27,360) was drawn down upon the delivery of the Marathon.

In 2002, a commitment for a loan facility of $55,000 was agreed to partially finance the acquisition of the Maya and the Inca. The loan was formally agreed in January 2003, and the first tranche ($27,500) drawn upon the delivery of the Maya, in January 2003. The remaining facility will be drawn upon the delivery of the Inca in March 2003.

Also, in 2002, a commitment for a loan facility of $25,550 was agreed to partially finance the acquisition of the Parthenon to be delivered in July 2003.

The range of the average interest rates of the above executed loans during the three years ended December 31, 2001 was as follows:

Year ended December 31, 2000	7.34%-7.61%
Year ended December 31, 2001	5.47%-5.66%
Year ended, December 31, 2002	2.82%-3.83%

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

9.    Long-term Debt (Continued)

Bank loan interest expense for the years ended December 31, 2000, 2001, and 2002 amounted to $20,400, $12,659 and $7,955, respectively, and is included in Interest and finance costs, net in the accompanying consolidated statements of income.

The loans are secured as follows:

•	First priority mortgages over the Tamyra, Dion, Pella, Libra, Crux, Bregen, Hesnes, Panos G., Liberty, Vergina II, Victory III, Toula Z., Athens 2004, Maria Tsakos, Millennium, Opal Queen, Silia ‘T’, Decathlon, Pentathlon and Triathlon,

•	Assignments of earnings and insurance of the mortgaged vessels, and

•	Corporate guarantees of the ship-owning companies.

The loan agreements include, among other covenants, covenants requiring the borrower to obtain the lenders’ prior consent in order to incur or issue any financial indebtedness, additional borrowings, pay dividends more than 50% of cumulative net income (as defined in the related agreements), pay stockholders’ loans, sell vessels and assets and change the beneficial ownership or management of the vessels. Also, the covenants require the borrower to maintain a minimum liquidity, a minimum hull value in connection with the vessels’ outstanding loans, insurance coverage of the vessels against all customary risks and maintenance of operating bank accounts with minimum balances.

The condensed financial statements of the guarantor and the non-guarantor subsidiaries are shown in Schedule 1.

The annual principal payments required to be made subsequent to December 31, 2002 are as follows:

Year	Amount
2003	30,211
2004	35,031
2005	36,897
2006	156,073
2007 and thereafter	127,740

385,952

10.    Stock Option Plan

The Company has adopted a Stock Option Plan authorizing the issuance of up to 450,000 options to purchase common shares (the “Plan”). Under the terms of the Plan, stock options granted vest 50% on the grant date and 25% on each of the first and second anniversary dates of the grant, in all instances, subject to achievement of certain performance criteria based on earnings per share. The options expire on the fifth anniversary of the date upon which the option was granted. Options may be granted to directors and officers of the Company or to other persons who are capable of influencing the development of the Company’s business. In August 2001, all outstanding stock options were vested and all Company performance conditions to the exercise of such options were removed by the Board of Directors. As a result, the Company recorded a charge to operations of $34, in the third quarter of 2001.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

10.    Stock Option Plan (Continued)

On July 17, 2001, the Company’s Board of Directors approved the issuance of 163,000 stock options with an exercise price of $12.00 per share to the directors of the Company and persons employed by Tsakos and Tsakos Energy Management. The compensation expense to be recognized during 2001 relating to these options was $301, which was equal to the grant date fair value of these options, or $1.85 per share. Such options, which were fully vested and exercisable by August 22, 2001, were valued by application of the Black-Scholes Option Pricing Model using assumptions consistent with those set forth in Note 2(w).

The activity in the Plan from December 31, 2000 through December 31, 2002 was as follows:

	Options	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
December 31, 2000	298,000	10.00	149,000	10.00
Forfeited	(11,000)	10.00	(5,500)	10.00
Vested	—	—	71,750	10.00
Options granted, July 17, 2001	163,000	12.00	234,750	11.39

December 31, 2001 and 2002	450,000	10.72	450,000	10.72

Options exercisable as of December 31, 2002 have an average exercise price of $10.72.

Cost recognized for options issued to the Directors of the Company and to employees of Tsakos and Tsakos Energy Management, using the fair value method, was to $1,196, $258, and $0, for the years ended December 31, 2000, 2001 and 2002, respectively.

The compensation expense recorded by the Company in connection with all stock options granted has been recognized on the basis of fair value under the methodology prescribed by SFAS No. 123, accordingly there is no further pro-forma data that needs to be disclosed on the Company’s income from continued operations and earnings per share for each of the years in the three year period ended December 31, 2002.

The fair value of options granted, which is amortized to the expense over the option vesting period, is estimated on the date of grant and subsequent reporting dates using the Black-Scholes Option-Pricing Model with the following weighted average assumptions as of December 31, 2000 and 2001:

Expected life of option (years)	4
Risk-Free interest rate	6.74%
Expected volatility of the Company’s stock	108.34%
Expected dividend yield on Company’s stock	N/A

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

11.    Deferred Income

Deferred Income at December 31, 2001 and 2002 is analyzed as follows:

		2001	2002
(a)	Gain on sale-leaseback transaction	2,654	2,654
(b)	Gain on interest rate swap agreements	4,187	3,350

	Total	6,841	6,004
	Less—current portion	(838)	(838)

	Long-term portion	6,003	5,166

(a)	Gain on Sale-leaseback transaction:

Following the delivery of the Olympia, in 1999, the Company entered into a sale and leaseback transaction in October 1999. Based on a memorandum of agreement concluded on March 4, 1999, West Point Shipping Co. Ltd. a subsidiary of the Holding Company which has now discontinued its operations, sold the vessel for $38,000 and realized a gain of $2,654 as further analyzed below:

Amount
Sale proceeds, net
Selling price	$38,000
Sale expenses	(784)

37,216
Vessel’s net book value at the date of sale
Vessel’s cost	35,33 8
Depreciation up to the sale date	(776)

34,562

Net gain	$2,654

Upon above sale, another subsidiary of the Holding Company, Essex Shipping Co Ltd., entered into a time charter agreement to leaseback the Olympia, for an initial period of approximately eight years, following which, the Company has the first option to annually extend the charter for a further year until December 31, 2011. Alternatively, the lessor has the option to extend the charter for two additional years, through July 19, 2009, which is considered as the earliest expiration date of the lease. In addition, the lessor has the option to require the Company to buy the vessel for an amount of $15,000, anytime prior to June 30, 2009 and the Company, as lessee, if it does not extend the charter, may at specified dates after December 31, 2006, buy the vessel at specified amounts.

At December 31, 2002, the Company’s future minimum lease payments related to the time charter of the Olympia, assuming the vessel owner does not exercise the put option, are as follows:

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

11.    Deferred Income (Continued)

Year	Amount
2003	7,577
2004	7,688
2005	7,759
2006	7,853
2007	6,366

37,243

The Olympia is sub-chartered to charterers on either a voyage or time charter basis. As of the report date, the vessel operated under time charter, expiring in August 2003. The amount receivable under this charter during 2003 until expiry of the charter is $5,441.

The Company concluded that the lease should be treated as an operating lease after taking into consideration its incremental borrowing rate at the inception of the lease and the valuation of the vessel’s fair market value at the anticipated purchase dates, which was less than the specified purchase option prices. Furthermore, as mentioned above, the lessor has the option to require the Company to buy the vessel for an amount of $15,000, anytime prior to June 30, 2009, and this constitutes a guarantee of the vessel’s residual value. Accordingly, the resulting gain of $2,654 is deferred in full to the extent of the residual guarantee, and will not be recognized to income prior to the date of the exercise of the option by the lessor or the date at which the lease ends without the lessor exercising the option.

(b)	Gain on Interest Rate Swap Agreements

On June 18, 1998 and September 21, 1998, the Company entered into two interest rate swap agreements for a period of eight years (through December 2006) for a notional amount of $150,000 and $58,800, respectively, in order to minimize the effective borrowing cost of its existing debt. Under these agreements, the Company paid a fixed interest rate of 5.99% and 5.54% respectively and received interest at LIBOR. In September 1999, the Company terminated both agreements. The termination yielded a gain of $6,072, which is deferred because the interest rate swap agreements were classified as hedges and as such early termination requires that the gain be amortized into income over the original life of the swap agreements.

Amortization of the gain for the years ended December 31, 2000, 2001 and 2002, amounted to $838, $838 and $838, respectively and is included in Interest and finance costs, net in the accompanying consolidated statements of income.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

12.    Contingencies

Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Management believes that all such matters are either adequately covered by insurance or are not expected to have a material adverse effect on the Company’s results from operations or financial condition.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. A minimum of up to $1 billion of the liabilities associated with the individual vessels actions, mainly for sea pollution, are covered by the Protection and Indemnity (P&I) Club insurance.

13.    Additional Paid-in Capital

The amounts shown in the accompanying consolidated balance sheets, as additional paid-in capital, represent either payments made by the stockholders in excess of the par value of common stock purchased by them or the value of bonus shares in excess of their par value.

For certain periods during the years, 2000, 2001 and 2002, the Board of Directors authorized the re-purchase of a limited number of shares by the Company with the primary aim of enhancing share liquidity and providing guidance to shareholders in evaluating their shareholding. The transactions are open market based through the Oslo Bors with a maximum price set by the Board of Directors.

14.    Interest and Finance Costs, Net

The amounts in the accompanying consolidated statements of income are analyzed as follows:

	2000	2001	2002
Interest on long-term debt, net of capitalized interest	20,400	12,659	7,955
Interest rate financial instruments	(669)	2,406	3,822
Amortization of loan fees	273	286	286
Amortization of deferred gain from termination of swap agreement	(838)	(839)	(838)
Bank charges	23	29	159

Total	19,189	14,542	11,385

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

14.    Interest and Finance Costs, Net (continued)

On February 9, 2000 the Company entered into an interest rate swap agreement for a notional amount of $55,236 for a period of six years (through December 2006). In addition the Company, on the same date, entered into a second interest rate swap agreement for the same notional amount of $55,236 for a period of one year (through January 2001). Under the first agreement, the Company received interest of 7.17% and was paying interest at LIBOR, while under the second agreement the Company was paying interest at a fixed rate of 6.67% and receiving interest at LIBOR. In August 2000, both agreements were terminated, and the Company realized a gain of $669, which is included in Interest and finance costs, net in the accompanying 2000 consolidated statement of income.

On March 21, 2001, the Company entered into two interest rate swap agreements, of non-hedging nature, for a period of approximately five years (through December 2006) for a notional amount of $104,015 and $50,000, respectively. Under these agreements, the Company paid a fixed interest rate of 5.29% and 5.31%, respectively and received interest at LIBOR. In June 2001, both agreements were terminated, resulting in a gain of $981, which is included in Interest and finance costs, net in the accompanying consolidated statement of income for the year ended December 31, 2001.

On July 27, 2001, the Company concluded two interest rate swap agreements for a period of two years (through July 2003) and two interest rate swap agreements for a period of three years (through July 2004 and August 2004, respectively) for a notional amount of $15,000, $30,000, $80,000 and $20,000, respectively. Under these agreements, the Company pays a fixed interest rate of 4.39%, 4.38%, 4.82% and 4.83%, respectively and receives interest at LIBOR. The fair value of these swap agreements at December 31, 2002, in accordance with SFAS No 133 was $7,209 and was reflected in Financial Instruments—Fair Value in the accompanying 2002 consolidated balance sheet. The change in the fair value of these swaps during 2002 of $3,822 ($3,387 during 2001) is included in Interest and finance costs, net in the accompanying consolidated statement of income for the year ended December 31, 2002, on the basis that these swap agreements did not meet the hedging criteria of SFAS No. 133.

On December 19, 2002, the company entered into a five-year interest rate collar swap agreement, which is effective for the period commencing January 2003 through 2008. The notional amount of the swap is $50,000 and it is accounted for as a hedge of the Company’s variable interest rate payments on $50,000 of the loan described in Note 9(e).

In accordance with the terms of the swap agreement, the Company receives LIBOR and pays LIBOR up to a cap of 4.5%. In addition, if LIBOR is 2.0% or below, or 3.75% or below, on the swap fixing dates during 2004 and 2005, 2006, 2007, respectively, the Company pays interest at a rate of 4.0%.

The fair value of this swap agreement at December 31, 2002 was $(629) and was reflected as a liability and component of other comprehensive income in the accompanying consolidated balance sheet. No portion of the hedging instrument has been determined ineffective and therefore excluded from the assessment of hedge effectiveness or recognized in the company’s statements of income.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

15.    Earnings Per Common Share

The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the year. The computation of diluted earnings per share assumes the foregoing and the exercise of all stock options (see Note 10) using the treasury stock method.

The components of the denominator for the calculation of basic earnings per share and diluted earnings per share is as follows:

	2000	2001	2002
Basic earnings per share:
Weighted average common shares outstanding	9,823,589	9,634,323	15,717,065
Diluted earnings per share:
Weighted average common shares outstanding	9,823,589	9,634,323	15,717,065
Options	20,825	71,058	137,840
Weighted average common shares—
Diluted	9,844,414	9,705,381	15,854,904
Basic earnings per common share	$1.43	$2.56	$0.25
Diluted earnings per common share	$1.43	$2.54	$0.25

16.    Income Taxes

Under the laws of the countries of the companies’ incorporation and/or vessels’ registration, the companies are not subject to tax on international shipping income, however, they are subject to registration and tonnage taxes, which have been included in Vessel operating expenses in the accompanying consolidated statements of income, $304, $339, $408 in the years ended December 31, 2000, 2001 and 2002, respectively.

Pursuant to the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operations of ships is generally exempt from U.S. tax if the company operating the ships meets certain requirements. Among other requirements, in order to qualify for this exemption, the company operating the ships must be incorporated in a country which grants an equivalent exemption from income taxes to U.S. citizens and U.S. corporations and must be more than 50% owned by individuals who are residents, as defined, in such country or another foreign country that grants an equivalent exemption to U.S. citizens and U.S. corporations. The management of the Company believes that by virtue of the above provisions, it was not subject to tax on its U.S. source income, although sections of the Code are not clear in all respects.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

(Exprcsscd in thousands of United States Dollars)

17.    Financial Instruments

The principal financial assets of the Company consist of cash on hand and at banks, accounts receivable due from charterers and derivatives. The principal financial liabilities of the Company consist of long-term bank loans and accounts payable due to suppliers of dry-docking services, port services, bunkers, insurance and other goods and services paid directly by the Company.

(a)	Interest rate risk: The Company’s interest rates and long-term loan repayment terms are described in Note 9.

(b)	Concentration of credit risk: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, trade accounts receivable and derivatives. The Company places its temporary cash investments, consisting mostly of deposits, with high credit qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company’s investment strategy. The Company does not require collateral on these financial instruments. The Company is exposed to credit risk in the event of non-performance by counterparties to derivative instruments, however, the Company limits this exposure by diversifying among counterparties with high credit ratings. Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company’s charterer base and their dispersion across many geographic areas.

(c)	Fair value: The carrying amounts reflected in the accompanying consolidated balance sheets of financial assets and liabilities approximate their respective fair values due to the short maturity of these instruments. The fair values of long-term bank loans approximate the recorded values, generally due to their variable interest rates. The fair value of the swap agreements discussed in Note 14 equates to the amount that would be paid by the Company to cancel the swaps. Accordingly, the fair market value of the swap agreements mentioned above, at December 31, 2002 was $7,838 and has been included in interest and finance costs, net in the accompanying consolidated statements of income ($3,387 in 2001 and $3,822 in 2002) and in Other Comprehensive Loss in the accompanying 2002 consolidated balance sheet ($629).

18.    Subsequent event

In January 2003, the Holding Company acquired the share capital and became the sole owner of all outstanding shares of World Excellence S.A. (a Panamanian company). On March 28, 2003, the newly acquired subsidiary entered into an agreement with a shipyard in S. Korea for the construction of one 37,000 DWT product carrier, with Hull No. 0337 at U.S. $25,824, with expected delivery in December 2004.

TSAKOS ENERGY NAVIGATION LIMITED

SCHEDULE 1 CONDENSED FINANCIAL STATEMENTSOF THE GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES

DECEMBER 31, 2001 AND 2002

(Expressed in thousands of United States Dollars)

	2001				2002
ASSETS	Guarantors	Non- Guarantors	Consolidation Entries	Consolidated	Guarantors	Non- Guarantors	Consolidation Entries	Consolidated
CURRENT ASSETS:
Cash and cash equivalents	—	33,274	—	33,274	0	39,674	0	39,674
Other current assets	84,454	1,034	(70.693)	14,795	88,995	7,269	(60,186)	36,078

Total current assets	84,454	34,308	(70,693)	48,069	88,995	46,943	(60,186)	75,752

CASH RESTRICTED	—	7,815	—	7,815
FIXED ASSETS	345,463	33,008	—	378,471	553,143	41,963	0	595,106
DEFERRED CHARGES, net	9,812	94	—	9,906	13.038	72	0	13,110
INVESTMENTS	—	173,422	(173,422)	—	0	264,120	(253,543)	10,577

Total assets	439,729	248,647	(244,115)	444,261	655,176	353,098	(313,729)	694,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	21,972			21,972	30,211	0	0	30,211
Other current liabilities	17,729	75,695	(70,693)	22,731	27,162	69,007	(60,186)	35,983

Total current liabilities	39,701	75,695	(70,693)	44,703	57,373	69,007	(60,186)	66,194

LONG-TERM DEBT, net of current portion	222,487	—		222,487	355,741	0	0	355,741
DEFERRED INCOME	3,349	2,654	—	6,003	2,512	2,654	0	5,166
STOCKHOLDERS’ EQUITY	174,192	170,298	(173,422)	171,068	239,550	281,437	(253,543)	267,444

Total liabilities and stockholders’ equity	439,729	248,647	(244,115)	444,261	655,176	353,098	(313,729)	694,545

INCOME STATEMENTS
Net revenue from vessels	110,960	7,690	—	118,650	115,298	8,342		123,640
Operating expenses	73,210	7,472	—	80,682	(100,957)	(8,253)		(109,210)

Operating income	37,750	218	—	37,968	14,341	89		14,430

Interest and finance costs, net	(16,033)	2,705	—	(13,328)	(11,267)	(118)		(11,385)
Other income/(expenses), net	(24)	—	—	(24)	(75)	924		849

Net income	21,693	2,923	—	24,616	2,999	895		3,894

TEN FLEET

M/T Millennium
Description	: Double Bottom/Double Side - VLCC
Total Deadweight	: 301,171 mt
Length Overall	: 331.00m
Max. Breadth	: 58.00 m
Summer Draft	: 22.22 m
Built - Year/Place/Classification Society	: 1998/Hyundai South Korea/American Bureau of Shipping

M/T Silia T • Decathlon • Pentathlon • Triathlon
Description	: Double Bottom/Double Side -Suezmax Tanker
Total Deadweight	: 164,286/164,274/164,236/164,44 5 mt
Length Overall	: 274.00 m
Max. Breadth	: 50.00 m
Summer Draft	: 17.00 m
Built - Year/Place/Classification Society :	: 2002/Hyundai Samho South Korea/American Bureau of Shipping

M/T Parthenon • Marathon • Opal Queen • Olympia • Maria Tsakos • Athens 2004 • Toula Z1
Description	: Double Bottom/Double Side - Aframax Tanker
Total Deadweight	: 107,181/107,222’mt
Length Overall	: 246.80 m
Max. Breadth	: 42.00 m
Summer Draft	: 14.78 m
Built - Year/Place/Classification Society
M/T Parthenon	: 2003/Imabari Japan/Det Norske Veritas
M/T Marathon	: 2003/Imabari Japan/American Bureau of Shipping
MA Opal Queen	: 2001/Imabari Japan/Nipon Kaiji Kyokai
M/T Olympic	: 1999/Imabari Japan/Bureau Veritas
M/T Maria Tsakos	: 1998/Imabari Japan/Lloyds Register
M/T Athens 2004	: 1998/Imabari Japan/Bureau Veritas
M/T Toula Z	: 1997/Imabari Japan/American Bureau of Shipping

M/T Vergina II
Description	: Aframax Tanker
Total Deadweight	: 96,709 mt
Length Overall	: 247.20 m
Max. Breadth	: 41.60 m
Summer Draft	: 13.10 m
Built - Year/Place/Classification Society	: 1991/Poland/American Bureau of Shipping

M/T Tamyra • Panos G
Description	: Aframax Tanker
Total Deadweight	: 86,843/86,983 mt
Length Overall	: 243.80 m
Max. Breadth	: 39.40 m
Summer Draft	: 13.11 m
Built - Year/Place/Classification Society
M/T Tamyra	: 1983/Spain/American Bureau of Shipping

M/T Maya • Inca • Aztec • Andes	: 1981/Spain/Det Norske Veritas
Description	: Double Bottom/Double Side - Panamax Tanker
Total Deadweight	: 68,467 mt
Length Overall	: 228.50 m
Max. Breadth	: 32.20 m
Summer Draft	: 13.20 m
Built - Year/Place/Classification Society	: 2003/Imabari Japan/Lloyds Register

M/T Liberty
Description	: Panamax Product Tanker
Total Deadweight	: 61, 375 mt
Length Overall	: 225.00 m
Max. Breadth	: 32.30 m
Summer Draft	: 12.52 m
Built - Year/Place/Classification Society	: 1981/Japan/Lloyds Register

70                                                                                                                                                                              T E N  L I M I T E D

TEN FLEET

M/T Victory III[1] • Hesnes[2] • Bregen[3]
Description	: Double Bottom/Double Side - Panamax Product Tanker
Total Deadweight	: 68,1571/68,1572 /68,160[3]mt
Length Overall	: 242.80 m
Max. Breadth	: 32.20 m
Summer Draft	: 13.62 m
Built - Year/Place/Classification Society
M/T Victory III	: 1990/Ukraine/Det Norske Veritas
M/T Hesnes	: 1990/Ukraine/Bureau Veritas
M/T Bregen	: 1989/Ukraine/American Bureau of Shipping

M/T Libra • Crux
Description	: Double Side/Single Bottom-Handymax Product Tanker
Total Deadweight	: 41,161 mt
Length Overall	: 172.20 m
Max. Breadth	: 32.30 m
Summer Draft	: 11.22 m
Built - Year/Place/Classification Society
M/T Libra	: 1988/Japan/Nippon Kaiji Kyokai
M/T Crux	: 1987/Japan/Nippon Kaiji Kyokai

M/T Pella[1] • Dion[2]
Description	: Single Side/Double Bottom-Handymax Product Tanker
Total Deadweight	: 40,2311/40,302[2] mt
Length Overall	: 176.00 m
Max. Breadth	: 32.10 m
Summer Draft	: 11.22 m
Built - Year/Place/Classification Society
MA Pella	: 1985/Croatia/Lloyds Register
M/T Dion	: 1984/Croatia/Lloyds Register

FLEET UNDER CONSTRUCTION
(as of 31/3/2003)

M/T Parthenon
Description	: Double Bottom/Double Side - Aframax Tanker
Total Deadweight	: 107,181mt
Length Overall	: 246.80 m
Max. Breadth	: 42.00 m
Summer Draft	: 14.78 m
Built - Year/Place/Classification Society	: 2003/Imabari Japan/Det Norske Veritas

M/T Aztec • Andes
Description	: Double Bottom/Double Side - Panamax Tanker
Total Deadweight	: 68,467 mt
Length Overall	: 228.50 m
Max. Breadth	: 32.20 m
Summer Draft	: 13.20 m
Built - Year/Place/Classification Society	: 2003 / Imabari Japan/Lloyds Register

Handymax H/N 228 • 337 • 338
Description	: Double Bottom/Double Side - Handymax Product/Chemical Tanker
Total Deadweight	: 37,000 mt
Length Overall	: 176.00 m
Max. Breadth	: 31.20 m
Summer Draft	: 10.50 m
Built - Year/Place/Classification Society	: 2004/Hyundai MIPO South Korea/Lloyds Register

A N N U A L  R E P O R T  A N D  A C C O U N T S  2 0 0 2                                                                                                       71

[GRAPHIC APPEARS HERE]

FLEET PROFILE

[GRAPHIC APPEARS HERE]
[GRAPHIC APPEARS HERE] [GRAPHIC APPEARS HERE]
[GRAPHIC APPEARS HERE] [GRAPHIC APPEARS HERE]

•	TEN Limited shares trade on the New York Stock Exchange, the Oslo Stock Exchange,

and the Bermuda Stock Exchange under the symbol:

NYSE-TNP

OSLO-TEN

BERMUDA-TEN

•	Bank of New York serves as transfer agent and registrar for the common shares:

The Bank of New York

111 Eighth Avenue, 11th Floor

New York, NY 10011

•	Den norske Bank is the Company’s custodian in Norway.

•	Stock information may be accessed through :

Bloomberg under: “TNP US”

                              “TEN NO”

  “TEN BH”

Reuters under:       “TEN.OL”

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

REQUIREMENTS:

PC: WINDOWS 98 or later

MACROMEDIA

FLASH PLAYER 5.0 or later

MAC OS: SYSTEM 8.6 or later

MACROMEDIA

FLASH PLAYER 5.0 or later

For FLASH PLAYER:

Visit www.macromedia.com

to download latest software

TO PLAY:

Insert the CD into

your computer

and double click

the file: “ten.swf”

[GRAPHIC APPEARS HERE]

Sister vessels M/T Decathlon, M/T Pentathlon,

M/T Triathlon in Korean Sea, 2002.

[GRAPHIC APPEARS HERE]

TEN LTD

367, Syngrou Ave. 17564 Athens, Greece • Tel: + 30 (210) 9407710-13

Tlx: 220558 ABSN GR • Fax: + 30 (210) 9407716

Internet: www.tenn.gr • e-mail: ten@tenn.gr

TSAKOS ENERGY NAVIGATION LIMITED (TEN) 367 Syngrou Avenue, 175 64 P. Faliro, Hellas Tel: +30210 94 07 710-3, Fax: +30-210-94 07 716, email: ten@tenn.gr

May 2, 2003

Dear Fellow Shareowner,

Enclosed you will find the annual report for the fiscal year ended 31st December 2002. We hope that you find the report both informative and interesting. As always, your comments and suggestions are welcome.

Additionally you will find the notice convening the Annual General Meeting of the company for 14:30 on May 29th 2003, at the headquarters of the Tsakos Group in Athens, Greece. Also enclosed is a form that enables you to attend and vote at the meeting in person if you wish or by appointing someone as a representative.

We urge you to represent your interest in the company either in person or by proxy. At TEN we take great pride in the active participation of our shareowners in this important process. Good corporate governance relies on shareholders involvement.

Yours sincerely,

/s/    D. JOHN STAVROPOULOS

D. John Stavropoulos

CHAIRMAN

Visit our company website at: http://www.tenn.gr